UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
(Amendment No. )

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FEDERATED HERMES, INC.
(Name of Registrant As Specified in Its Charter)

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FEDERATED HERMES, INC.
1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3779

INFORMATION STATEMENT
March 17, 2026

INTRODUCTION
This Information Statement is furnished to the shareholders (the Shareholders) of Federated Hermes, Inc. (including its consolidated subsidiaries, “Federated Hermes,” the “Company,” "we," "us," or "our") by the Company's Board of Directors (the Board) in connection with the Annual Meeting of the Shareholders that will take place by teleconference at 4:00 p.m. Eastern Time on Thursday, April 30, 2026 (the Annual Meeting). Shareholders interested in joining the Annual Meeting should do so by calling 888-506-0062 (domestic) or 973-528-0011 (international). The Company invites Shareholders to submit questions in advance by sending questions to Investors@FederatedHermes.com.
Questions pertinent to items to be considered at the Annual Meeting and Federated Hermes' business, results of operations, financial condition or business plans will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, are not pertinent to the Annual Meeting and therefore will not be answered. If the Company receives substantially similar questions, the Company may group such questions together and provide a single response to avoid repetition.
Action will be taken at the Annual Meeting for: (i) the election of directors; (ii) the approval of an amendment to the Federated Hermes, Inc. Stock Incentive Plan (as amended, the Stock Incentive Plan) to reserve an additional 5,000,000 shares of Class B Common Stock (as defined below) for issuance under the Stock Incentive Plan; and (iii) any other business that properly comes before the Annual Meeting.
Federated Hermes has shares of both Class A Common Stock, no par value per share (the Class A Common Stock), and Class B Common Stock, no par value per share (the Class B Common Stock), issued and outstanding. The Class B Common Stock is listed on the New York Stock Exchange (NYSE) under the symbol “FHI”. Except under certain limited circumstances, the entire voting power of Federated Hermes is vested in the holder of the outstanding shares of the Class A Common Stock. All of the outstanding shares of Class A Common Stock are held by a Voting Shares Irrevocable Trust, dated May 31, 1989 (the Voting Trust), and will be voted at the Annual Meeting. Accordingly, Federated Hermes is not soliciting proxies for the Annual Meeting but is providing this Information Statement to its Shareholders in accordance with Rule 14c-2 (17 C.F.R. §240.14c-2) under the Securities Exchange Act of 1934, as amended (the Exchange Act).
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
This Information Statement is first being mailed and/or furnished to the Shareholders on or about March 17, 2026. Federated Hermes’ 2025 Annual Report to Shareholders (the 2025 Annual Report) accompanies this Information Statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE 2025 ANNUAL REPORT AND INFORMATION STATEMENT FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2026.
THIS INFORMATION STATEMENT AND THE 2025 ANNUAL REPORT ARE AVAILABLE AT https://www.FederatedHermes.com/us/about/investor-relations/annual-report.do. Go to the “2025” heading and click on “Information Statement.”

VOTING SECURITIES
Except under certain limited circumstances, the entire voting power of Federated Hermes is vested in the holder of the outstanding shares of the Class A Common Stock. All of the outstanding shares of Class A Common Stock are held by the Voting Trust and will be voted at the Annual Meeting. Only the holder of record of Class A Common Stock at the close of business on March 2, 2026 (the record date for the Annual Meeting) will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. On the record date, 9,000 shares of Class A Common Stock were outstanding, all of which were held by the Voting Trust, for the benefit of certain members of the Donahue family. The three trustees of the Voting Trust are J. Christopher Donahue, Federated Hermes’ President and Chief Executive Officer and Chairman of the Board, Thomas R. Donahue, Federated Hermes’ Vice President, Treasurer, and Chief Financial Officer, and a member of the Board, and Ann C. Donahue, the wife of J. Christopher Donahue. Accordingly, Federated Hermes qualifies as a “controlled company” under Section 303A of the New York Stock Exchange Listed Company Manual (the NYSE Rules) and qualifies for, and relies upon, certain exemptions available to controlled companies under the NYSE Rules. A “controlled company” is not required to comply with certain requirements of the NYSE Rules, such as the requirements of NYSE Rules 303A.01 (requiring a majority of independent directors), 303A.04 (requiring a nominating committee consisting entirely of independent directors) and 303A.05 (requiring a compensation committee consisting entirely of independent directors).
The presence of the holder of the Class A Common Stock, constituting all of the votes that all Shareholders are entitled to cast on the election of directors, will constitute a quorum for the transaction of business at the Annual Meeting. Any business transacted at the Annual Meeting shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all Shareholders entitled to vote thereon. Under the terms of the Voting Trust, the trustees are authorized to vote the shares owned by the Voting Trust, and, as a result, all of the outstanding shares of Class A Common Stock will be voted in person at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote. Directors will be elected by a plurality of the votes cast meaning the six nominees who receive the greatest number of “FOR” votes will be elected. Cumulative voting is not allowed. The approval of an amendment to the Stock Incentive Plan will require a majority of the votes cast. The trustees of the Voting Trust have advised Federated Hermes that they intend to vote in favor of all the directors nominated by the Board and for approval of an amendment to the Stock Incentive Plan.
Under Federated Hermes’ Restated Articles of Incorporation, the Class A Common Stock of Federated Hermes is not entitled to an economic premium over the Class B Common Stock of Federated Hermes, including in connection with (1) distributions and dividends, and (2) a “Company Sale” (which includes (a) an acquisition of Federated Hermes by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or stock purchase), and (b) a sale of all or substantially all of the assets of Federated Hermes). Specifically, the Class A Common Stock and Class B Common Stock of Federated Hermes currently have equal rights to dividends and distributions, when declared, whether in cash or stock, and shall receive the same amount of consideration per share, notwithstanding any differences in voting rights, in the event of a Company Sale.

BOARD OF DIRECTORS AND ELECTION OF DIRECTORS
The Board currently consists of six members. The current directors of Federated Hermes are: Messrs. Joseph C. Bartolacci, J. Christopher Donahue, Thomas R. Donahue, and John B. Fisher, and Mses. Karen L. Hanlon and Marie Milie Jones. Under Federated Hermes’ bylaws, directors are elected at each annual meeting, and each director holds office until the expiration of the term of one year for which he or she was elected and until a successor is duly elected and qualified.
The Board has nominated Messrs. Joseph C. Bartolacci, J. Christopher Donahue, Thomas R. Donahue, and Paul A. Uhlman, and Mses. Karen L. Hanlon and Marie Milie Jones, for election as directors. All of the nominees currently serve as members of the Board, with the exception of Mr. Uhlman, who is being nominated for the first time.

Joseph C. Bartolacci Age 65
Mr. Joseph C. Bartolacci was appointed to the Board in October 2016. Since 2006, Mr. Joseph C. Bartolacci has served as Chief Executive Officer of Matthews International Corporation (Matthews), a publicly traded provider of brand solutions, memorialization products and industrial products. He also serves as President of Matthews. From 2005 to 2006, he was President and Chief Operating Officer of Matthews. Since 2005, Mr. Joseph C. Bartolacci also has served as a member of the Board of Directors of Matthews. Prior to 2005, he held various positions within Matthews, including: President, Casket Division; Executive Vice President of Matthews; President, Matthews Europe; President, Caggiati, S.p.A. (a wholly-owned subsidiary of Matthews); and General Counsel of Matthews. He also serves on the Matthews Pension Board and the boards of various subsidiaries of Matthews. Mr. Joseph C. Bartolacci also previously served on the Boards of Directors of Saint Vincent College and the Carnegie Science Center and on the Citizens Bank Mid-Atlantic Regional Advisory Board.
In determining that Mr. Joseph C. Bartolacci should serve as a director of Federated Hermes, the Board identified his background in accounting (B.A., Accounting, Saint Vincent College, and past experience as a Certified Public Accountant), his experience as a lawyer in private practice at Reed Smith LLP and as General Counsel of Matthews, his business and senior management experience at Matthews, and his experience serving as a board member of Matthews.

J. Christopher Donahue Age 76
Mr. J. Christopher Donahue has served as director, President and Chief Executive Officer of Federated Hermes since 1998 and was elected as Chairman of Federated Hermes effective April 2016. He also serves as a director, trustee or officer of various Federated Hermes subsidiaries. He is President of 28 investment companies managed by subsidiaries of Federated Hermes. He is also director or trustee of 31 investment companies managed by subsidiaries of Federated Hermes. Mr. J. Christopher Donahue is the brother of Mr. Thomas R. Donahue, who serves as Vice President, Treasurer, Chief Financial Officer and director of Federated Hermes.
In determining that Mr. J. Christopher Donahue should serve as a director of Federated Hermes, the Board identified his wealth of knowledge of Federated Hermes and its subsidiaries as Chief Executive Officer of the Company, his legal background, his knowledge of the investment management industry and his general executive management experience.

Thomas R. Donahue Age 67
Mr. Thomas R. Donahue has served as Vice President, Treasurer and Chief Financial Officer of Federated Hermes since 1998. Mr. Thomas R. Donahue previously served as a member of the Board from May 1998 to April 2004 and was re-elected to the Board in April 2016. He also serves as an Assistant Secretary of Federated Hermes and he is President of FII Holdings, Inc., a wholly-owned subsidiary of Federated Hermes. He serves as a director of Federated Hermes Limited. Mr. Thomas R. Donahue also serves as a director, trustee or officer of various other Federated Hermes subsidiaries. He is also a director or trustee of seven investment companies managed by subsidiaries of Federated Hermes. Mr. Thomas R. Donahue is the brother of Mr. J. Christopher Donahue, who serves as President, Chief Executive Officer, Chairman and director of Federated Hermes.
In determining that Mr. Thomas R. Donahue should serve as a director of Federated Hermes, the Board identified his wealth of knowledge of Federated Hermes and its subsidiaries as Chief Financial Officer of the Company, his corporate finance background, his knowledge of the investment management industry, his service on several other boards of directors, and his general executive management experience.

Karen L. Hanlon Age 55
Ms. Karen L. Hanlon was elected to the Board in April 2024. Since October 2025, Ms. Hanlon has served as President and Chief Operating Officer of Highmark Health, a national, blended health organization that includes one of the United States’ largest Blue Cross Blue Shield insurers and regional hospitals and physician networks. From 2018 to October 2025, Ms. Hanlon served as Executive Vice President and Chief Operating Officer of Highmark Health. From 2014 to 2018, she was Executive Vice President, Chief Financial Officer, and Treasurer of Highmark Health. From 1997 to 2014, Ms. Hanlon held several positions within the finance division of Highmark Health. She also serves on the Boards of Directors of various organizations including the Allegheny Conference on Community Development, Highmark Inc., Penn State Health (Chair of the Audit Committee), Highmark Wholecare (Chairperson) and enGen (Chairperson). Ms. Hanlon also serves as a Distribution Committee Member of The McCune Foundation.
In determining that Ms. Karen L. Hanlon should serve as a director of Federated Hermes, the Board identified her background in accounting (B.A., Accounting, Grove City College), her past experience as a Certified Public Accountant with KPMG Peat Marwick prior to joining Highmark Health in 1997, her business and senior management experience at Highmark Health, and her experience serving as a board member of multiple organizations.

Marie Milie Jones Age 63
Ms. Marie Milie Jones was elected to the Board in April 2014 and serves as the Lead Independent Director. Since June 2011, she has been a founding partner of JonesPassodelis PLLC, a law firm that concentrates in, among other areas, civil rights and employment law, commercial litigation, and professional liability law. In addition, from 1987 until June 2011, Ms. Marie Milie Jones practiced law at Meyer, Darragh, Buckler, Bebeneck & Eck P.L.L.C., where she was elected partner in 1993 and managing partner in 1998.
In determining that Ms. Marie Milie Jones should serve as a director of Federated Hermes, the Board identified her extensive legal and management experience as a law firm partner, managing partner and founding partner, as well as her 14 years of experience serving as a board member for Duquesne University, where she was Chairperson of the Board from 2009 until her service on the board concluded in July 2017, and her service on St. Vincent’s Seminary Board of Regents.

Paul A. Uhlman Age 59	Mr. Paul A. Uhlman is a nominee for election to the Board at the Annual Meeting. He has not previously been a member of the Board. Since June 2016, Mr. Uhlman has served as Vice President of Federated Hermes, and President and a director of Federated Securities Corp., a wholly-owned subsidiary of Federated Hermes, where he is responsible for the overall marketing and sales efforts of Federated Hermes. From 2010 through June 2016, he served as Executive Vice President of Federated Securities Corp., where he managed a sales group focusing on public and corporate plan sponsors, foundations and endowments, Taft-Hartley plans and sub-advisory clients, and oversaw, among other things, Federated Hermes’ national accounts. Prior to 2010, Mr. Uhlman served as Vice President of Federated Securities Corp. Effective April 30, 2026, Mr. Uhlman will transition to a new role of President and Chief Executive Officer of the Federated Advisory Companies, succeeding Mr. John B. Fisher, where Mr. Uhlman will oversee all investment teams across Federated Hermes globally. In determining that Mr. Paul A. Uhlman should serve as a director of Federated Hermes, the Board identified his educational background (M.B.A., Columbia Business School; B.A., Economics, University of Pittsburgh), his extensive 36-year career with Federated Hermes spanning multiple leadership roles, his senior management experience overseeing the firm’s global sales and marketing operations, and his deep knowledge of the investment management industry and client relationships across institutional, retirement, and retail channels.
Only the number of nominees named above (six) are eligible for election at the Annual Meeting.
The Board has determined that each of Mr. Joseph C. Bartolacci and Mses. Karen L. Hanlon and Marie Milie Jones, is “independent” as defined by the NYSE Rules. In making this determination, the Board considered all relevant facts and circumstances. Any relationship involving a director that complies with the independence standards set forth in the NYSE Rules and is not otherwise determined to be a Related Person Transaction (as defined in Federated Hermes' Related Party Transaction Approval Policy, which is discussed below under "Related Person Transactions" (the RPT Policy)) is deemed to be an immaterial relationship not requiring consideration by the Board in assessing independence. The Board has determined that none of Mr. Joseph C. Bartolacci or Mses. Karen L. Hanlon and Marie Milie Jones has any relationship with Federated Hermes that impacts their independence.
Under the NYSE Rules, Federated Hermes is not required to have a majority of independent directors because it is considered a “controlled company” for purposes of these rules.
Meetings and Committees of the Board
In 2025, the Board met on six occasions. The Board has an Audit Committee, Compensation Committee and Compliance Committee. The Board does not have a Nominating Committee; the Board as a whole performs this function. During 2025, all directors attended at least seventy-five percent of the aggregate of the total number of meetings of the Board and the committees on which they served for the time period when they were members of the Board.
Compliance Committee
The Compliance Committee, which operates pursuant to a written charter, currently consists of Mr. Joseph C. Bartolacci and Mses. Karen L. Hanlon and Marie Milie Jones. Ms. Jones is the Chair of the Compliance Committee. The Compliance Committee has been established by Federated Hermes’ Board to assist the Board and Federated Hermes’ Chief Compliance Officer (CCO) to oversee compliance by the Company and its employees with legal, regulatory and contractual requirements and Company policies and procedures. The Compliance Committee is responsible for overseeing the development and promulgation of compliance policies and programs, and oversees all company compliance activities, enhancing compliance efforts where necessary and appropriate and reporting to the Board as requested on the status of compliance efforts. The Compliance Committee also receives quarterly reports from Federated Hermes’ Chief Risk Officer (CRO) on investment, business and other risks facing the Company. In 2025, the Compliance Committee met four times. The Company’s CCO meets with the Chair of the Compliance Committee in advance of each meeting to review the agenda and meeting materials.

Audit Committee
The Audit Committee currently consists of Mr. Joseph C. Bartolacci and Mses. Karen L. Hanlon and Marie Milie Jones. None of the foregoing individuals is a current or former officer or employee of Federated Hermes. Ms. Hanlon is Chair of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The Board has determined that the members of the Audit Committee are “independent” as defined by the NYSE Rules applicable to Audit Committee members.
The Audit Committee is responsible for monitoring the integrity of the financial statements of Federated Hermes, the independent registered public accounting firm’s qualifications and independence, the performance of Federated Hermes’ internal audit function and independent registered public accounting firm, and Federated Hermes’ compliance with related applicable legal and regulatory requirements. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. In performing its responsibilities, the Audit Committee reviews the audit plans of Federated Hermes’ internal auditors and the independent registered public accounting firm and monitors their progress during the year. Under the Company’s RPT Policy, the Audit Committee is responsible for reviewing and making determinations regarding related party transactions involving Federated Hermes, except for related party transactions that involve the compensation of a related party who is an employee of Federated Hermes. The Audit Committee also oversees the Company’s risk assessment and management policies with respect to financial risk, cybersecurity, data, artificial intelligence, and business continuity. The Audit Committee receives regular periodic cybersecurity, data, artificial intelligence, and business continuity updates from Federated Hermes’ Chief Information Officer (CIO). In discharging its responsibilities, the Audit Committee is entitled to rely upon the reports, findings and representations of Federated Hermes’ internal auditors, independent registered public accounting firm, legal counsel and responsible officers. In 2025, the Audit Committee met on five occasions. The Company’s Chief Financial Officer and Principal Accounting Officer meet with the Audit Committee in advance of each meeting to review the agenda and meeting materials.
The Board has determined that each of Mr. Joseph C. Bartolacci and Mses. Karen L. Hanlon and Marie Milie Jones is an "audit committee financial expert" as defined under federal securities laws.
Audit Committee Report
The Audit Committee oversees Federated Hermes’ financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Management assessed the effectiveness of Federated Hermes’ internal control over financial reporting as of December 31, 2025, in relation to criteria for effective internal control over financial reporting as described in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). In fulfilling its oversight responsibilities, the Audit Committee has met to review and discuss the audited financial statements in the 2025 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements.
The Audit Committee has reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Federated Hermes’ accounting principles as applied to the audited financial statements and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and the Securities and Exchange Commission (SEC). The Audit Committee also discussed with Federated Hermes' independent registered public accounting firm the critical audit matter identified by the firm concerning valuation of an indefinite-lived intangible asset. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence from management and Federated Hermes, and has discussed with the independent registered public accounting firm their independence. The Audit Committee has considered whether the provisions of non-audit services by the independent registered public accounting firm are compatible with maintaining their independence.

The Audit Committee discussed with Federated Hermes’ internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Federated Hermes’ internal controls, and the overall quality of Federated Hermes’ financial reporting.
The Audit Committee considered the quality of the audit services provided by the independent registered public accounting firm, the experience and tenure at the firm as the Company’s independent registered public accounting firm, and the amount of audit and related audit fees and non-audit fees. The Audit Committee considered the audit partner selected to lead the independent registered public accounting firm with respect to the provision of audit services to the Company. The Audit Committee considered the potential impact of changing the independent registered public accounting firm. The Audit Committee also considered the independent registered public accounting firm’s commitment to quality and innovation, and their industry knowledge and experience in deciding to retain the independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC. The Audit Committee also selected Ernst & Young LLP as Federated Hermes’ independent registered public accounting firm for the fiscal year ending December 31, 2026.
Respectfully Submitted:
Karen L. Hanlon, Audit Committee Chair
Joseph C. Bartolacci, Audit Committee Member
Marie Milie Jones, Audit Committee Member
Compensation Committee
The Compensation Committee, which operates pursuant to a written charter, consists of Mr. Joseph C. Bartolacci and Mses. Karen L. Hanlon and Marie Milie Jones. Mr. Bartolacci is Chair of the Compensation Committee. The Compensation Committee considers performance measures and their achievement, recommends and approves compensation levels of executive officers, awards share-based compensation, works with senior management on benefit and compensation programs for Federated Hermes’ employees, and monitors local and national compensation trends to ensure that Federated Hermes’ compensation program is competitive within the investment management industry. Under the Company’s RPT Policy, the Compensation Committee reviews and makes determinations regarding any related party transactions involving Federated Hermes that involve the compensation of a related party who is an employee of Federated Hermes. As part of its charter, the Compensation Committee also is required to periodically receive from, and review and discuss with, Federated Hermes’ management periodic reports on Federated Hermes’ diversity and inclusion strategy and its compensation practices, including an annual pay equity analysis. Federated Hermes’ compensation programs are designed to attract, retain and incentivize talented and qualified individuals without regard to: race, color, national origin, religion, sex, pregnancy, sexual orientation, gender identity or expression, mental or physical disability, age, familial or marital status, ancestry, military status, veteran status, genetic information, or any other prohibited criteria, protected characteristic, or class under laws applicable to Federated Hermes. Federated Hermes endeavors to reward individual contribution, as demonstrated by the delivery of long-term continuing results. Federated Hermes’ compensation programs are also designed to align the interests of its officers and employees with its business strategy, values and objectives, including the interests of its Shareholders, clients and customers (collectively, as applicable, and including intermediaries, "customers"), and other stakeholders, while affording the business the opportunity to grow. Federated Hermes recognizes that a diverse and inclusive workplace benefits employees and supports stronger long-term business performance. The Compensation Committee also is responsible for administering the Company's Incentive Compensation Recovery Policy (Recovery Policy), which was adopted by the Company in October 2023 as required by NYSE Rules.
The Compensation Committee serves as the Board Committee that administers the Federated Hermes, Inc. Stock Incentive Plan. On October 25, 2018, the Compensation Committee, pursuant to the terms of the Stock Incentive Plan, adopted a UK Sub-Plan to the Stock Incentive Plan (as amended, UK Sub-Plan), to allow the Compensation Committee to grant awards of restricted stock to Federated Hermes Limited (FHL) employees. The Compensation Committee has delegated its full power and authority under the Stock Incentive Plan and UK Sub-Plan to the Chief

Executive Officer with respect to all employees other than those subject to Section 16 of the Exchange Act. The Compensation Committee also has delegated its full power and authority under the Stock Incentive Plan and UK Sub-Plan to the Chief Executive Officer of FHL, and the trustee of an employee benefit trust created for the benefit of FHL’s management and key employees, with respect to FHL employees who are not subject to Section 16 of the Exchange Act. As of the date of this Information Statement, the following persons are subject to Section 16 of the Exchange Act: Messrs. J. Christopher Donahue, Thomas R. Donahue, John B. Fisher, Peter J. Germain, Richard A. Novak, Saker A. Nusseibeh, Paul A. Uhlman, Stephen P. Van Meter, and Theodore W. Zierden III, and Ms. Dolores D. Dudiak, as well as the non-employee or independent members of the Board. In 2025, the Compensation Committee met on three occasions. The Company’s General Counsel and Director of Human Resources meet with the Chair of the Compensation Committee in advance of each meeting to review the agenda and meeting materials.
As members of the Compensation Committee, Mr. Joseph C. Bartolacci, and Mses. Karen L. Hanlon and Marie Milie Jones, have been determined by the Board to be non-employee directors as defined in Rule 16b-3 of the Exchange Act.
Incentive Compensation Recovery Policy
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) added Section 10D to the Exchange Act which required the SEC to direct the national securities exchanges, including the NYSE, to prohibit the listing of securities of issuers that do not develop and implement a policy for the recovery of incentive compensation that was awarded based on financial results that are later restated. In October 2022, the SEC issued final rules implementing the Dodd-Frank Act requirements by mandating that the national securities exchanges adopt listing standards requiring listed companies to implement, disclose and, with certain exceptions, enforce an incentive compensation recovery policy to attempt to recover excess incentive-based compensation that executive officers received based on financial results that are later restated. Thereafter, the NYSE submitted proposed listing standards to the SEC, which were approved by the SEC in June 2023.
In October 2023, the Company adopted the Recovery Policy, as required by the NYSE Rules. The Recovery Policy, which is tailored to the requirements of the NYSE Rules, contains the following key features: (1) it requires Federated Hermes to attempt to recover incentive compensation paid to executive officers that was awarded based on financial results that are later restated to the extent the Recovery Policy applies (subject to certain exceptions); (2) it applies to compensation paid to current or former executive officers; and (3) it contains a three-year look-back period; when there is a restatement, Federated Hermes is required to attempt to recover any erroneously awarded compensation that was awarded during the prior three years. The Compensation Committee is responsible for administering the Recovery Policy.
Compensation Risk
The Compensation Committee collaborates with Federated Hermes’ management in reviewing the material terms of Federated Hermes’ compensation policies and programs for all employees and evaluates the intended behaviors each is designed to incent to ensure that such policies and programs do not encourage excessive risk-taking that could result in a material, adverse impact to the Company. For 2025, this review included a review of the compensation policies and programs for Federated Hermes’ employees, including those employed by FHL. The Compensation Committee believes that Federated Hermes’ compensation policies and programs do not give rise to risks reasonably likely to have a material adverse effect on the Company.
Employee, Officer and Director Hedging and Insider Trading Policies and Procedures
Federated Hermes’ Policy on Trading and Confidentiality, as amended (the Trading Policy), imposes certain restrictions on, and requirements for, among other things, hedging transactions designed to offset a decrease in the market value of the Company’s issued and outstanding equity securities granted as part of compensation or held directly or indirectly. The Trading Policy applies to “Federated Hermes Personnel” which includes: (1) all directors, officers and employees of the Company; (2) those contractors and other outside professionals determined by the Company’s Compliance Department to be subject to the Trading Policy due to the nature of their job activities; and (3) the spouses, minor children and other household members of the persons described in (1) and (2) above. Under the Trading Policy, Federated Hermes Personnel that are subject to Section 16 of the Exchange Act are referred to as “Directors” and “Senior Officers”.
Under the Trading Policy, Federated Hermes Personnel are prohibited from:

(1)Short-selling Company securities, including, without limitation, selling Company securities short “against the box” (with no exceptions);
(2)Purchasing Company securities on margin without prior written approval by the Company’s Compliance Department (which may impose restrictions on such purchases); and
(3)Except for options issued directly by the Company to a Director, Senior Officer, or employee, buying or selling, directly or indirectly, any derivative security, including put options and call options, the underlying basis of which is any Company security, subject to the following limited exception:
(a)A limited exception to this restriction is available, upon approval by the Company’s Compliance Department, for derivative transactions involving up to 25% of a person’s beneficial interest in Company securities, where such transactions are: (i) entered into for diversification purposes; (ii) result in the disposition of the underlying securities (although the transaction may permit cash settlement in lieu of security settlement); and (iii) the term of the transaction is for a period of no less than one year. For example, this limited exception can be used to permit a Director or Senior Officer to diversify their holdings in the Company by investing in an exchange fund by contributing Class B Common Stock of the Company to the fund in exchange for units of the fund, which holds a diversified pool of securities. Before approving the transaction, the Company’s Compliance Department is required to: (i) notify senior management of the particulars of the transaction; (ii) review the details of the transaction (including all paperwork that will be entered into among the parties to the transaction); and (iii) notify senior management of its decision.
Federated Hermes Personnel also are subject to the Trading Policy’s general restrictions on insider trading (i.e., trading based on material non-public information (or inside information)), and trading during restricted (or blackout or closed) periods. The Trading Policy also provides that Federated Hermes Personnel should use standing orders (i.e., orders placed with a broker to buy or sell securities at a pre-designated price that leave the Federated Hermes Personnel no control over the timing of the transaction) sparingly and the Trading Policy requires Federated Hermes Personnel to rescind standing orders so that they are not operative during restricted (or blackout or closed) periods. The Trading Policy also prohibits Federated Hermes Personnel from adopting a Rule 10b5-1 trading plan with respect to Federated Hermes securities without the prior consent of the Compliance Department.
Under the Trading Policy, Directors and Senior Officers, and their spouses, minor children and other members of their households, are required to obtain approval before trading or effecting any change in beneficial ownership in Company securities, whether for their own benefit or on behalf of another person or entity. Under the Trading Policy, Directors and Senior Officers who purchase Company securities also are required to hold such securities for a minimum of six months from the date of purchase, unless the security is subject to a forced sale (e.g., as a consequence of a merger or acquisition of the Company) or unless the Director or Senior Officer obtains the express prior written consent of the Company’s Compliance Department prior to the transaction. Directors and Senior Officers who receive such express prior permission to effect a short-term or “short-swing” sale remain subject to the requirement that any profits that they derive from the short-swing sale will need to be disgorged to the Company pursuant to Section 16(b) of the Exchange Act.
Federated Hermes believes the Trading Policy, which is filed as an exhibit to the Federated Hermes' Annual Report on Form 10-K for the fiscal year ended December 31, 2025, is reasonably designed to promote compliance with insider trading rules, laws and regulations, and any listing standards of the NYSE applicable to Federated Hermes.
Federated Hermes also has implemented processes for the Company that are reasonably designed to promote compliance with insider trading rules, laws and regulations, and any listing standards of the NYSE applicable to Federated Hermes.
Corporate Governance
To address corporate governance matters and communicate its business standards, Federated Hermes has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to directors, officers and employees of Federated Hermes. Copies of these materials, as well as Charters for the Audit, Compensation, and Compliance Committees, are available on Federated Hermes’ website at FederatedHermes.com by first clicking on "For investors in North America" and then “About” followed by

“Corporate Governance.” The information contained on, or accessible through, our website is not part of, or incorporated by reference in, this Information Statement. The information is also available in print upon written request.
Under Federated Hermes’ policies, the directors are expected to attend the Annual Meeting. All of the directors on the Board at the time of the 2025 Annual Meeting attended the 2025 Annual Meeting.
Communications with the Board
Independent members of the Board have regularly scheduled executive sessions without management participation. Ms. Jones presides over these meetings. In order that Shareholders and other interested parties may make their concerns known to the non-employee or independent directors as well as to the Audit Committee, Compliance Committee, and the full Board, the Board has established a telephone messaging system and an internet-based anonymous incident reporting system. All messages will be forwarded to and reviewed by Federated Hermes’ CCO, who will prepare a summary of such communications for the non-employee or independent directors, the Audit Committee, the Compliance Committee, or the full Board, as appropriate. Information concerning the use of the messaging system and the reporting system can be obtained on Federated Hermes’ website at FederatedHermes.com by first clicking on "For investors in North America" and then “About” followed by “Corporate Governance.” The information contained on, or accessible through, Federated Hermes’ website is not part of, or incorporated by reference in, this Information Statement.
Board Leadership Structure
In 2025, Mr. J. Christopher Donahue was re-elected, and continues to serve, as President and Chief Executive Officer, and Chairman, of the Company. The Board does not have a policy with respect to whether the Chairman should be a non-employee or independent director, an affiliated director or a member of Company management. The Company’s policy as to whether the role of Chief Executive Officer and Chairman should be separate is to adopt the practice that the Board believes best serves the Company’s and Shareholders’ interests at any particular time. Currently, the Board believes that, given Mr. J. Christopher Donahue’s knowledge, experience and strategic vision, and the evolving investment management industry, combining the roles of Chairman, President and Chief Executive Officer best serves the interests of the Company and its Shareholders. Additionally, the Board has currently designated Ms. Marie Milie Jones as Lead Independent Director. In that capacity, she chairs all executive sessions of the non-employee or independent directors and serves as a liaison between the non-employee or independent directors and management. The Board believes this leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the non-employee or independent directors.
Risk Oversight
The Board has oversight responsibility for risk management, focusing on significant risks facing Federated Hermes, including investment, business, operational, financial, legal, cybersecurity, business continuity, data, artificial intelligence, compliance and macro-economic risks. The Board and its committees work closely with management to monitor risk, and it is management’s responsibility to manage risk and bring to the Board’s attention material risks to the Company. The Board has delegated responsibility to certain Board committees for the oversight of specific risks as follows:
The Compliance Committee is responsible for monitoring and reviewing significant investment, business, legal, compliance and regulatory matters involving Federated Hermes. It accomplishes this by receiving regular reports from Federated Hermes’ CCO and CRO and meeting in executive sessions with these individuals as necessary.
The Audit Committee is responsible for monitoring and reviewing Federated Hermes’ policies and procedures relating to the financial reporting process, including the internal control process. It also monitors the Company’s internal audit function, the work performed by the independent registered public accounting firm and the Company’s compliance with related applicable legal and regulatory requirements. The Audit Committee also oversees Federated Hermes’ financial risk, cybersecurity, business continuity, data, and artificial intelligence risks/events and practices, measures, training and other efforts, and receives periodic (e.g., generally quarterly or more frequently when circumstances warrant) reports on such topics from Federated Hermes’ CIO. It accomplishes these tasks by receiving regular reports from Federated Hermes’ Chief Audit Executive (CAE), as well as from Federated Hermes’ management and independent registered public accounting firm. It also meets in regular executive sessions with the CAE and the independent registered public accounting firm.

In addition, the Board as a whole receives regular reports on significant legal and regulatory matters from Federated Hermes’ Chief Legal Officer (CLO).
Federated Hermes maintains several departments which focus on risk assessment and mitigation. It maintains an Enterprise Risk Management department (Risk Management) headed by the CRO. The CRO chairs the Enterprise Risk Management Committee which includes department heads from across Federated Hermes, including FHL’s Head of Risk, and implements the processes established to report and monitor material risks to the Company. The CRO reports directly to the Compliance Committee of the Board on a quarterly basis and the full Board as appropriate. The CRO reports to the Compliance Committee on significant enterprise risks such as regulatory, compliance and business risks as well as top investment-related risks that could impact the investment products and strategies managed by, and services offered by, Federated Hermes’ subsidiaries (such products, strategies, and services, collectively, as applicable, offerings). The CRO also provides the Compliance Committee with regular updates on enterprise risk initiatives being conducted by Risk Management. With integration efforts increasingly maturing, risk reports provided to the Compliance Committee represent FHI and FHL enterprise risks.
Federated Hermes also maintains a Compliance Department headed by the CCO. The function of the Compliance Department and the role of the CCO are intended to operate in a manner consistent with Rule 38a-1 under the Investment Company Act of 1940 and Rule 206(4)-7 of the Investment Advisers Act of 1940, respectively. FHL’s Chief Regulatory Officer, Chief Compliance Officer and Head of Financial Crime Compliance perform similar functions at FHL and provide information to Federated Hermes’ CCO on compliance matters. The Compliance Department’s primary responsibility is to assure that compliance and ethical standards are in place within Federated Hermes and that policies and procedures have been adopted and implemented that are reasonably designed to prevent violations of federal securities laws and regulations (and similar applicable laws in non-U.S. jurisdictions). The CCO, like the CRO, reports directly to the Compliance Committee on significant compliance issues and initiatives on a quarterly basis and the full Board as appropriate.
Federated Hermes also maintains an Internal Audit Department headed by the CAE. The function of the Internal Audit Department is to provide an internal assessment of business processes, including assessments of Federated Hermes’ internal controls over the financial reporting process. It also provides consulting services to Federated Hermes business units to better allow such units to assess and monitor risk relating to their business processes. FHL also maintains an internal audit function, which is integrated with Federated Hermes' overall internal audit function, and FHL’s Head of Internal Audit provides information to Federated Hermes’ CAE on audit matters. The CAE reports directly to the Audit Committee on significant internal audit-related issues, as well as on the progress of management’s review of the internal controls over financial reporting on a quarterly basis.
Federated Hermes also maintains a Legal Department headed by Federated Hermes’ General Counsel. With integration efforts increasingly maturing, FHL’s General Counsel works closely with Federated Hermes’ General Counsel on legal and regulatory matters, including legal liability risk. The function of the Legal Department is to address legal and regulatory matters involving Federated Hermes. Among other responsibilities, the Legal Department evaluates current regulatory requirements and emerging regulatory developments for Federated Hermes and/or its subsidiaries, affiliates and offerings, and oversees litigation involving Federated Hermes and/or its subsidiaries, affiliates, and offerings. The Legal Department engages with regulators and elected representatives at various levels of government on regulatory and legislative initiatives impacting Federated Hermes and/or its subsidiaries, affiliates, offerings and customers. The Legal Department also works with Risk Management, the Internal Audit Department and the Compliance Department to assess and mitigate risks.
Federated Hermes also maintains an integrated Global Technology Organization (GTO) headed by Federated Hermes’ CIO. The GTO includes a dedicated Information Security Group (ISG) that is charged with daily oversight of Federated Hermes’ cybersecurity program and is headed by Federated Hermes’ Chief Information Security Officer (CISO). The ISG oversees and coordinates cybersecurity efforts with counterparts at FHL. The CIO provides regular updates to the Audit Committee (and, as necessary, the Board) on Federated Hermes’ cybersecurity program, business continuity program, data governance, and artificial intelligence initiatives/risks.
Federated Hermes' CCO, CRO and General Counsel, as well as Federated Hermes' CIO, CISO, and other senior members of Federated Hermes' management, also are members of, and Federated Hermes' CAE attends meetings of, Federated Hermes' Information Security and Data Governance Committee (ISDG). The ISDG provides executive management oversight of the ISG and Federated Hermes' cybersecurity program and data governance policies. For further information on the role of the ISDG in Federated Hermes' risk oversight function, see Item 1C - Cybersecurity, in Federated Hermes' Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Each of the CCO, CAE, CRO and General Counsel report to Federated Hermes’ CLO. Federated Hermes fosters effective communications among its various departments by maintaining internal compliance committees that meet at least quarterly. These committees (the Internal Compliance Committees), one for Federated Hermes and its subsidiaries, excluding FHL and its subsidiaries (the Federated Hermes Committee) and one for FHL and its subsidiaries (the FHL Committee, which committee is also known as the FHL Risk, Compliance and Financial Crime Executive), administer Federated Hermes’ overall compliance program, including Federated Hermes’ Code of Business Conduct and Ethics. The Federated Hermes Committee is chaired by Federated Hermes’ CCO and composed of the General Counsel, the CRO, the CAE, and the FHL Chief Compliance Officer. The FHL Committee is chaired by FHL’s Chief Regulatory Officer and includes other business and governance leaders at FHL. The CLO of Federated Hermes may provide input to each Committee at his discretion. The FHL Committee provides information to the Federated Hermes Committee, and the Federated Hermes Committee apprises the CLO of any significant compliance matters. This committee structure presents a formal mechanism for these department heads to discuss compliance- and risk-related matters at Federated Hermes. In addition, each of Federated Hermes’ CCO, CAE, CRO, CLO and General Counsel, has the authority to contact the Board directly at any time to discuss risk-related matters if they deem it necessary.
Federated Hermes' CCO, CAE, CRO and CLO also work directly with, and provide quarterly reports to, the boards of the Federated Hermes funds with respect to compliance, risk, audit and legal matters. In addition, from time to time, Federated Hermes' General Counsel also provides training and presentations to the boards of the Federated Hermes funds with respect to internal policy, legal and regulatory matters.
Integration efforts among the above referenced legal, compliance, risk, audit, business information and cyber security functions continued in 2025 between Federated Hermes and FHL and have been completed or continue to become increasingly mature across these functions, with additional oversight of direct or indirect reporting lines having been (or continuing to be) established among these functions and relevant personnel as Federated Hermes’ senior management has determined to be appropriate.
Federated Hermes believes that the division of risk management responsibilities described above is an effective approach for addressing the risks facing Federated Hermes and that the Board leadership structure, described above, supports this approach.
Other Factors Contributing to Long-Term Continuing Growth
The goal at Federated Hermes is to deliver superior long-term risk-adjusted investment returns by endeavoring to set the standard for active investment management, including rigorous investment analysis and consideration of the long-term goals of our Shareholders and customers. In seeking to enhance long-term risk-adjusted investment performance, and create long-term value/wealth, for its customers and investors consistent with its fiduciary duties and customer and investor objectives, Federated Hermes has taken steps to integrate the proprietary insights from fundamental investment analysis, including governance, environmental and social factors and engagement interactions into many of the offerings it manages.
One of Federated Hermes' core tenets is that employees treat one another with dignity and respect. Dignity acknowledges diversity. Inclusion is the extent to which each person is welcomed, accepted, respected, supported and valued as a team member. Federated Hermes has developed a strategy with the mission to foster a diverse, inclusive and respectful workplace where employees' unique perspectives and experiences are recognized and appreciated on their merits for their potential and actual contributions to the Company. The Company recognizes the dignity and respect of each employee, and that opportunity, along with a diverse and inclusive workplace, benefits both employees and the Company by encouraging creativity, providing the opportunity to maximize individual potential, enabling continued growth as an innovative company, and supporting the achievement of better long-term risk adjusted returns for the Company's clients and customers, as well as stronger long-term business performance.
The Company’s benefit offerings are designed to reflect the local market and equip Federated Hermes employees with resources and services to help them stay healthy, balance the demands of work and personal life, develop their careers, and meet their financial goals, as well as to further employee engagement and retention. Along with the traditional health and welfare benefits, such as medical, and dental coverage, an employee assistance program, disability, paid time off, and retirement programs, the Company also offers flexible work arrangements, education assistance, paid parental leave, adoption benefits, volunteer paid time off, employee discounts and other programs and services.
Federated Hermes provides a professional work environment for employees that supports employees’ career aspirations and professional development interests through training programs and mentoring initiatives. The Company's development framework consists of both on-the-job development opportunities and a robust offering of classroom and online learning courses facilitated by a network of internal and external experts. Federated Hermes’ extensive training curriculums focus on technical, professional, leadership and management skills, and include, among others, courses on: the securities markets and Federated Hermes’ offerings; compliance/regulatory requirements; license exam preparation; sales skills; customer service skills; financial, physical and mental health well-being, dignity and respect in the workplace; individual and team performance; communication skills; technical (systems) topics; and general professional development.
Federated Hermes also seeks to better the communities in which we live and work. The Company and Federated Investors Foundation, Inc. support cultural, educational and human services organizations across the markets in which Federated Hermes operates. Moreover, the Company encourages its employees’ participation in their communities by supporting funding requests for organizations where our employees are actively engaged. In this vein, the Company offers employees paid time off annually for volunteer activities. Finally, members of Federated Hermes' management team serve on numerous non-profit boards of directors.
Federated Hermes sees the above as opportunities it can continue to develop to support the long-term growth of the Company.
Nomination of Directors
Under the NYSE Rules, Federated Hermes is not required to have a nominating committee because it is considered a “controlled company” for purposes of these rules. In light of its status, Federated Hermes believes that it is appropriate not to have a nominating committee and, therefore, does not have a nominating committee charter in reliance on the NYSE Rules exemption. Federated Hermes’ current practice is for the Board as a whole to perform the functions of a nominating committee.
The Board does not currently consider director candidates recommended by Shareholders and does not have a formal policy with regard to the consideration of director candidates recommended by Shareholders. Federated Hermes believes that it is appropriate not to have such a policy because of its status as a “controlled company” under the NYSE Rules.
The Board seeks candidates who possess the background, skills, experience, expertise, integrity, and degree of commitment necessary to make a significant contribution to the Board. In connection with its evaluation of a nominee, the Board takes into account all applicable laws, rules, regulations and listing standards and considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and non-employee or independent directors, the need for Audit Committee expertise, and its evaluation of other prospective nominees.
Although the Board does not have a formal policy regarding the consideration of diversity in identifying nominees for director, the Board believes directors should be selected so that the Board is a diverse body, in terms of having individual nominees and directors who have differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that it believes will strengthen the Board as a whole.
Nominees for directorship are recommended to the Board by Federated Hermes’ Chief Executive Officer and its other directors. An invitation to join the Board will generally be extended by Federated Hermes’ Chairman and Chief Executive Officer.
Compensation of Directors
Members of the Board who are also employees of Federated Hermes do not receive compensation for their service as directors. For their service as directors, non-employee or independent directors receive: (1) $60,000 per year; (2) $5,000 per year for each Board Committee membership; (3) $5,000 per year for Compliance Committee Chair, Compensation Committee Chair and service as Lead Independent Director, and $10,000 per year for Audit Committee Chair (each of the aforementioned payable in quarterly installments); (4) $1,500 per attendance at a special meeting of the Board payable when such meetings occur; and (5) 2,400 shares of unrestricted Class B Common Stock annually pursuant to the Stock Incentive Plan. Federated Hermes also paid the premiums for term life insurance and travel/accident insurance for each non-employee or independent director which, in the aggregate, cost Federated Hermes approximately $291 in 2025.
Director Compensation Table
The following table sets forth compensation information for the fiscal year ended December 31, 2025 for Federated Hermes’ non-employee or independent directors who served on the Board in 2025.

2025 DIRECTOR COMPENSATION TABLE
Name (1)	Fees earned or paid in cash ($)	Stock awards ($)(2)	All other compensation ($)(3)	Total ($)
Joseph C. Bartolacci	77,500	96,240	938	174,678
Karen L. Hanlon	82,500	96,240	530	179,270
Marie Milie Jones	82,500	96,240	806	179,546
(1) The compensation of Messrs. J. Christopher Donahue, Thomas R. Donahue, and John B. Fisher is set forth in the 2025 Summary Compensation Table. Messrs. J. Christopher Donahue, Thomas R. Donahue, and John B. Fisher do not receive any additional compensation for services provided as a director of Federated Hermes.
(2) The amounts in this column reflect the grant date fair value of 2,400 shares of unrestricted Class B Common Stock granted to each of Mr. Bartolacci and Mses. Hanlon and Jones, as non-employee or independent directors in 2025 pursuant to the Stock Incentive Plan. The grant date fair value, which was computed in accordance with the Financial Accounting Standard Board's Accounting Standards Codification 718, Compensation - Stock Compensation (ASC Topic 718), reflects the closing price of $40.10 for Federated Hermes Class B Common Stock on the NYSE on April 25, 2025, the date on which these grants were made. As of December 31, 2025, each of Mr. Bartolacci and Mses. Hanlon and Jones had no stock options outstanding.
(3) The amounts in this column reflect imputed income for Federated Hermes-provided life and travel/accident insurance. The amounts in this column are not for goods or services rendered by the directors to Federated Hermes other than in their capacity as directors.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included herein with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Information Statement.
Respectfully Submitted:

Joseph C. Bartolacci, Compensation Committee Chair
Karen L. Hanlon, Compensation Committee Member
Marie Milie Jones, Compensation Committee Member

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
The investment management business is highly competitive, and experienced professionals have significant career mobility. Federated Hermes’ ability to attract, retain and properly motivate qualified professionals across the Company is a critical factor in maintaining Federated Hermes’ competitive position within the investment management industry and ensuring Federated Hermes the opportunity for future success. Federated Hermes’ compensation programs across the Company are designed to attract, retain and incentivize talented and qualified individuals. Federated Hermes endeavors to reward individual contribution, as demonstrated by the delivery of long-term continuing results. Federated Hermes’ compensation programs are also designed to align the interests of its officers and employees with its business strategy, values and objectives, including the interests of its Shareholders, customers and stakeholders, while affording the business the opportunity to grow. For employees working in the U.S., Federated Hermes’ compensation programs are comprised of competitive levels of cash compensation together with equity and other components for certain positions. Compensation is structured in the form of salary, which is competitively evaluated annually; bonus; and, where appropriate, long-term incentives. For employees working in the United Kingdom (UK) and other non-U.S. locations, compensation is based on fixed and variable compensation and, where appropriate, long-term incentives. Fixed compensation can include base salary, a retirement plan and other corporate benefits, and is designed to provide competitive fixed compensation at a level that reflects market compensation. Variable compensation is discretionary based on, among other factors, an employee’s performance and behavior, as well as team and overall Company performance. Across Federated Hermes, the mix of overall salary, bonus and long-term incentives varies by division, position, and employee. Federated Hermes’ compensation programs for executives also are designed to reward outcomes related to a variety of factors including Federated Hermes’ Operating Profits (as defined hereinafter), assets under management (AUM), gross offering sales, net offering sales, total revenue (including net revenues after taking into account the pre-tax impact of any voluntary yield-related fee waivers), net income and net income per diluted share. Additional consideration is given to Federated Hermes’ investment and financial performance as measured against other similar companies within the investment management industry and the performance of Federated Hermes’ stock. Federated Hermes’ Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers for 2025 are referred to herein as the “Named Executive Officers.”
Allocation Among Compensation Components
As previously noted, each component of Federated Hermes’ compensation program is designed to be competitive within the investment management industry and to align the interests of Federated Hermes’ executive officers with those of Federated Hermes’ Shareholders, customers and stakeholders. The final determination on setting compensation for executive officers rests with the Compensation Committee. The Compensation Committee takes a holistic approach to assessing and determining the components of each executive officer’s total compensation. The Compensation Committee receives input and recommendations from, and works collaboratively with, Federated Hermes’ Chief Executive Officer in analyzing information relating to the Company and individual performance. The Compensation Committee not only considers a variety of factors relating to Company performance, including Federated Hermes’ Operating Profits, AUM, gross offering sales, net offering sales, total revenue (including net revenues after taking into account the pre-tax impact of any voluntary yield-related fee waivers), net income and net income per diluted share, but also considers industry compensation trends among companies in Federated Hermes’ peer group, as discussed below. The Compensation Committee also reviews investment performance and financial performance on a comparative basis, as well as the effectiveness of marketing and sales efforts. The Compensation Committee subjectively considers a number of different individual and corporate performance factors, such as those noted above, but gives no specific weight to any such factor. Each component of compensation is reviewed independently each year, taking into consideration both Company and individual results as well as comparative peer group information.
Peer Group. In 2025, Federated Hermes engaged McLagan Partners, Inc. (McLagan), a nationally recognized consulting firm with expertise in executive compensation practices and the investment management business, to conduct a study of the compensation of executive officers at Federated Hermes and ten of Federated Hermes’ peers within the investment management industry. The Compensation Committee has reviewed Federated Hermes’ relationships with, and the services provided by, McLagan and has not identified any conflicts of interest.
Federated Hermes’ peer group selected for purposes of McLagan’s study included Affiliated Managers Group, Inc.; AllianceBernstein Holding LP; Artisan Partners; BlackRock, Inc.; Franklin Templeton; Invesco Ltd.; Janus Henderson Group PLC; T. Rowe Price Group, Inc.; Victory Capital Management and Virtus Investment Partners. The peer group data used for purposes of McLagan’s study is generally gathered from both publicly disclosed documents of those companies and industry compensation survey results. Information prepared by McLagan was provided to the Compensation Committee to assist it in its efforts to determine appropriate levels of compensation. While the Compensation Committee considers the peer data provided by McLagan in setting executive compensation, Federated Hermes does not benchmark to a specified percentile of this peer group.
Base Salary. Base salaries are intended to form a competitive percentage of total cash compensation. Federated Hermes’ objective in paying a base salary is to provide its executive officers with a level of assured cash compensation that is commensurate with their position, expertise and accomplishments. In establishing base salaries, the Compensation Committee considers performance assessments and recommendations provided by Federated Hermes’ Chief Executive Officer with respect to executive officers other than himself. The Compensation Committee also gives consideration to Federated Hermes’ financial results from the prior year as well as the base salaries paid for comparable positions by companies in Federated Hermes’ peer group.
Bonuses. Bonuses paid under the Federated Hermes, Inc. Annual Incentive Plan, as amended (Annual Incentive Plan), are designed to reward executive officers for the successful attainment of annual results that are consistent with Federated Hermes’ long-term growth and development. Each year, the Compensation Committee reviews requirements relating to executive compensation and considers one or more performance goals for bonus awards. While a performance goal is no longer required for tax purposes due to changes from the Tax Cuts and Jobs Act of 2017, management and the Compensation Committee continue to believe that attainment of a performance goal provides appropriate incentives and serves as an appropriate factor to consider in determining whether a bonus award should be granted.
The performance period over which the performance goals are measured may be a calendar year or another period of 12 months or less, as established in the discretion of the Compensation Committee for measuring a participant's performance. The Compensation Committee considered a performance goal of Federated Hermes attaining Operating Profits (as defined below) of $97.5 million for the nine-month period ended September 30, 2025, as a factor to consider in connection with bonuses awarded for 2025 to be paid in the first quarter of 2026. For purposes of the Annual Incentive Plan performance goal considered in connection with the Annual Incentive Plan, operating profits are defined, for the applicable performance period, as total revenue less distributions to non-controlling (minority) interests and less total expenses (including net non-operating income/expenses and income taxes and excluding amortization of intangibles, impairment losses and debt expenses) as reflected in Federated Hermes’ unaudited financial statements (Operating Profits). The Compensation Committee determined that the achievement of the performance goal under the Annual Incentive Plan would not be a condition precedent for awards under the Annual Incentive Plan, but rather a factor that the Committee can consider in connection with awards. For the nine-month period ended September 30, 2025, Federated Hermes had Operating Profits of approximately $324.7 million. Achievement of the performance goal does not serve to ensure the award of a bonus under the Annual Incentive Plan. The Compensation Committee has the discretion (either negative or positive), in appropriate circumstances, to increase, reduce or eliminate a bonus. The awards are payable under the Annual Incentive Plan promptly after the Compensation Committee has made the final award determinations (but in no event later than 2 ½ months after the close of the fiscal year in which the performance period ends).
Participants in the Annual Incentive Plan for 2025 included Federated Hermes’ U.S-based executive officers as of January 29, 2026. For 2026, the Compensation Committee will consider a performance goal of Federated Hermes attaining Operating Profits of $101.25 million for the nine-month period ending September 30, 2026 as a factor to consider in connection with bonuses that will be awarded for 2026 and payable in the first quarter of 2027. Federated Hermes' executive officer based in the UK is not a participant under the Annual Incentive Plan because he is a participant in the FHL Annual Discretionary Bonus Scheme (the FHL Bonus Plan) under which he is eligible to receive awards. All awards received under this FHL Bonus Plan are subject to the FHL Co-Investment Scheme (Co-Investment Plan) whereby bonuses of £75,000 or more are subject to an increasing rate of deferral dependent on the size of the award with deferred awards being notionally invested in certain funds and vesting ratably over three years.

In determining awards for 2025 under the Annual Incentive Plan, and in reviewing and determining the proposed award under the FHL Bonus Plan for Federated Hermes' executive officer based in the UK, the Compensation Committee considered a variety of factors, including Federated Hermes’ Operating Profits, AUM, gross offering sales, net offering sales, total revenue (including net revenues after taking into account the pre-tax impact of any voluntary yield-related fee waivers), net income and net income per diluted share. Also taken into consideration by the Compensation Committee was the performance of Federated Hermes’ stock, Federated Hermes’ investment and financial performance as measured against its peer group noted above, and the performance assessment and recommendations made by Federated Hermes’ Chief Executive Officer with respect to executive officers other than himself. The Compensation Committee also considered the Company’s effective expense management and market share.
The Compensation Committee, as noted above, also considers individual performance factors.
Individual factors the Compensation Committee considered when determining Mr. J. Christopher Donahue’s 2025 bonus award included executive leadership with respect to overall management of the Company, and executive leadership in responding to current and emerging regulatory issues.
Individual factors the Compensation Committee considered when determining Mr. Thomas R. Donahue’s 2025 bonus award included breadth of operational responsibility beyond traditional Chief Financial Officer duties, and executive leadership with respect to financial reporting, and industry initiatives.
Individual factors the Compensation Committee considered when determining Mr. John B. Fisher’s 2025 bonus award included executive leadership with respect to investment management, offering performance and depth and breadth of knowledge.
Individual factors the Compensation Committee considered when determining Mr. Paul A. Uhlman’s 2025 bonus award included his management of Federated Hermes’ sales organization and executive leadership with respect to offering sales, sales results and communications with customers and fund shareholders.
Individual factors the Compensation Committee considered when determining Mr. Theodore W. Zierden's 2025 bonus award included executive leadership with respect to technology, data governance, investor services, and financial planning and analysis, including responsibility for mergers and acquisitions and the Company's private markets business.
The Compensation Committee gives no specific weight to any of the aforementioned individual and corporate performance factors and considers each of them on a subjective basis. None of the determinations that the Compensation Committee made upon considering the 2017 Tax Act and the Annual Incentive Plan were intended to modify or otherwise affect in any way any remuneration provided pursuant to a written binding contract in effect as of November 2, 2017. As a general matter, the changes to Code Section 162(m) effected by the 2017 Tax Act apply to taxable years beginning after December 31, 2017 (i.e., from January 1, 2018 forward), however, remuneration provided pursuant to a written binding contract in effect as of November 2, 2017, and which has not thereafter been modified in any material respect, can be grandfathered under the 2017 Tax Act and continue to be deductible (assuming compliance with other relevant requirements of former Code Section 162(m)).
Equity Compensation. Executive officers receiving bonus awards under the Annual Incentive Plan participate in Federated Hermes’ Bonus Restricted Stock Program. For 2025 Annual Incentive Plan bonus awards, executive officers under the age of sixty-two on the date of the award generally receive eighty percent of their award amount in cash and twenty percent in the form of restricted stock (Bonus Restricted Stock), and may elect to receive either seventy-five or seventy percent in cash and twenty-five or thirty percent in Bonus Restricted Stock. For 2025, executive officers aged sixty-two or older on the date of the award who receive bonus awards under the Annual Incentive Plan may elect to receive 100% of such awards in cash, or may elect to receive either eighty, seventy-five or seventy percent in cash and twenty, twenty-five or thirty percent in Bonus Restricted Stock. Bonus Restricted Stock is awarded at eighty-five percent of fair market value, based on the closing price of Federated Hermes Class B Common Stock on the NYSE on the award date and generally vests ratably over a three-year period. Additionally, the Compensation Committee may, at its discretion, make cash bonus awards that are not subject to the Bonus Restricted Stock Program.
Federated Hermes' executive officer based in the UK also participates in the Company’s Bonus Restricted Stock Program. For the award under the FHL Co-Investment Plan, 50% of the deferred amount of the FHL Bonus Plan bonus award of Federated Hermes' executive officer based in the UK is used to determine the amount of Bonus Restricted Stock that he is granted for purposes of the Bonus Restricted Stock Program under the Stock Incentive Plan and UK Sub-Plan. The applicable portion of the deferred amount is converted from British pounds sterling to U.S. dollars based on the closing exchange rate (as published in Bloomberg) on the date the bonus award is paid, and then the Federated Hermes executive officer based in the UK receives Bonus Restricted Stock at eighty-five percent of the fair market value based on the closing price of Federated Hermes Class B Common Stock on the NYSE on the award date. These Bonus Restricted Stock Awards generally vest ratably over a three-year period.
Bonus Restricted Stock awards are made at eighty-five percent of fair market value in recognition of the risk of forfeiture and the delay in receiving awards earned. The Company believes that the Bonus Restricted Stock portion of bonus awards serves to further align the interests of executive officers with those of Federated Hermes’ Shareholders, customers and stakeholders.
In 2025, the Compensation Committee also granted periodic restricted stock (Periodic Restricted Stock) awards to executive officers under the Stock Incentive Plan and the UK Sub-Plan. In determining whether Periodic Restricted Stock awards are appropriate and, if so, the size of such an award, the Compensation Committee holistically considers any outstanding and unvested restricted stock the executive officer holds as well as the value of equity compensation as a component of total compensation. In making its decision, the Compensation Committee also considers, on a subjective basis, factors such as the executive officer’s performance, changes in his or her responsibilities, promotions and general industry practices. Periodic Restricted Stock awards, for which executive officers pay the Company $3.00 per share, generally vest over a ten-year period for U.S.-based personnel and, for tax reasons, after five years for UK-based personnel, which Federated Hermes believes serves to align the long-term interests of executive officers with those of Federated Hermes’ Shareholders, customers and stakeholders. The timing of Periodic Restricted Stock grants is driven by the Compensation Committee’s assessment of the need to compensate executive officers, not by Federated Hermes’ Class B Common Stock price. Grants are made only during “open” periods in which the Company has not implemented trading restrictions. Please refer to footnotes (1) and (2) of the 2025 Summary Compensation Table and footnotes (2), (3) and (4) of the Outstanding Equity Awards at Fiscal Year End table, and the Narrative Disclosure to the 2025 Summary Compensation Table and the 2025 Grants of Plan-Based Awards Table, for further information relating to the Company’s awards of Bonus Restricted Stock and Periodic Restricted Stock to Named Executive Officers.
Federated Hermes does not currently award stock options to its executive officers (or its other employees).
Please see the caption Employee, Officer and Director Hedging and Insider Trading Policies and Procedures above for a discussion of Federated Hermes' policies regarding hedging of Federated Hermes stock.
Perquisites and Other Benefits. Federated Hermes provides a limited number of perquisites and other benefits to its executive officers that are intended to encourage the health and wellness of its executive officers and to reduce the time and attention that they must spend on non-Federated Hermes matters.
Certain executive officers are eligible for reimbursement for the initiation fees and dues associated with membership in golf and/or social clubs that have a business purpose. Such memberships provide executive officers with an appropriate forum for entertaining customers and interacting with the community. During 2025, nine executive officers were provided with on-site parking at Federated Hermes’ headquarters. Certain executive officers are permitted to use Federated Hermes’ corporate aircraft for a limited amount of personal use when the corporate aircraft is not being utilized for business purposes. Such personal use of the corporate aircraft must be pre-approved by the Chief Executive Officer or Chief Financial Officer. Personal use of the corporate aircraft by an executive officer results in taxable income to the executive officer determined in accordance with Internal Revenue Service regulations. For security and efficiency reasons, the Chairman and Chief Executive Officer and Chief Financial Officer are required to use the corporate aircraft for business and personal use to the greatest reasonable extent.
Executive officers are entitled to receive medical, life and disability coverage and other corporate benefits available to most of Federated Hermes’ other employees. Certain executive officers are also provided an annual physical, at their option.
Executive officers based in the U.S. are eligible to participate in the Federated Hermes, Inc. Profit Sharing/401(k) Plan, which is made available to substantially all of Federated Hermes’ U.S. employees. Federated Hermes’ executive officer based in the UK is eligible to participate in a retirement plan and deferred compensation scheme which is made available to substantially all of the Federated Hermes’ employees working in the UK.

Board Process
The Compensation Committee receives input and recommendations from, and works collaboratively with, Federated Hermes’ Chief Executive Officer in analyzing information relating to Company and individual performance. As discussed above, the Compensation Committee also considers a variety of factors when determining annual salary and awards of cash bonuses and Periodic Restricted Stock. The Compensation Committee not only considers a variety of factors relating to Company performance, including Federated Hermes’ Operating Profits, AUM, gross offering sales, net offering sales, total revenue (including net revenues after taking into account the pre-tax impact of any voluntary yield-related fee waivers), net income and net income per diluted share, and stock performance, but also considers industry compensation trends among companies in Federated Hermes’ peer group as provided in the aforementioned study conducted by McLagan. The Compensation Committee also reviews investment performance and financial performance on a comparative basis, as well as the effectiveness of marketing and sales efforts. Although the Compensation Committee considers a number of different individual and corporate performance factors, no specific weight is given to any such factor. Because Federated Hermes is a “controlled company” and does not solicit proxies, consents or authorizations from Shareholders relating to the Annual Meeting, Federated Hermes is not required to hold, and, therefore, consideration is not given to the results of, a shareholder advisory vote on executive compensation pursuant to Section 14A of the Exchange Act.
The Compensation Committee also administers Federated Hermes' Incentive Compensation Recovery Policy, which was adopted by the Company in October 2023 as required by NYSE Rules. The Recovery Policy, which is tailored to the requirements of the NYSE Rules, contains the following key features: (1) it requires Federated Hermes to attempt to recover incentive compensation paid to executive officers that was awarded based on financial results that are later restated to the extent the Recovery Policy applies (subject to certain exceptions); (2) it applies to compensation paid to current or former executive officers; and (3) it contains a three-year look-back period; when there is a restatement, Federated Hermes is required to attempt to recover any erroneously awarded compensation that was awarded during the prior three years.

Summary Compensation Table
The following table sets forth compensation information for the fiscal years ended December 31, 2025, 2024, and 2023 for Federated Hermes’ Named Executive Officers.
2025 SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
J. Christopher Donahue President and Chief Executive Officer	2025	787,500	—	2,528,259	3,937,500	728,846	7,982,105
	2024	787,500	—	2,242,141	3,395,000	619,859	7,044,500
	2023	787,500	—	1,918,898	3,010,000	590,642	6,307,040
Thomas R. Donahue Chief Financial Officer and President, FII Holdings, Inc.	2025	720,000	—	2,228,264	3,220,000	668,105	6,836,369
	2024	720,000	—	1,977,424	2,800,000	740,196	6,237,620
	2023	720,000	—	1,707,154	2,485,000	544,659	5,456,813
John B. Fisher Vice President and President and Chief Executive Officer, Federated Advisory Companies	2025	635,000	—	816,480	4,650,000	476,625	6,578,105
	2024	635,000	—	724,460	4,035,000	550,725	5,945,185
	2023	635,000	—	542,420	3,600,000	400,371	5,177,791
Paul A. Uhlman Vice President and President, Federated Securities Corp.	2025	635,000	—	1,816,490	4,000,000	400,905	6,852,395
	2024	635,000	—	1,606,840	3,400,000	664,930	6,306,770
	2023	600,000	—	1,777,722	3,000,000	350,468	5,728,190
Theodore W. Zierden, III Vice President	2025	400,000	—	1,218,835	1,720,000	156,048	3,494,883
(1)    The amounts in this column reflect the aggregate grant date fair value of restricted stock awards for the fiscal years ended (as applicable) December 31, 2025, 2024 and 2023 calculated in accordance with ASC Topic 718. Additional information regarding Restricted Stock awards can be found in the 2025 Grants of Plan-Based Awards Table. The calculation methodology for the valuation of Periodic Restricted Stock and Bonus Restricted Stock awards is set forth in Note 1(s) of Federated Hermes’ Consolidated Financial Statements contained in Federated Hermes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(2)    While the cash portion of the total bonus paid in 2026 for fiscal year 2025 is reported in the “Non-Equity Incentive Plan Compensation” column of the 2025 Summary Compensation Table, the portion of the fiscal year 2025 total bonus received in the form of Bonus Restricted Stock in 2026 is not represented in the 2025 Summary Compensation Table. Rather, the Bonus Restricted Stock received in 2025 for fiscal year 2024 total bonus is included in the “Stock Awards” column for fiscal year 2025. The grant date fair value of the Bonus Restricted Stock received in (as applicable) 2025, 2024 and 2023 for fiscal years 2024, 2023 and 2022, respectively, was based on the NYSE closing prices of (as applicable) $38.92, $36.07 and $40.05, respectively, on the relevant grant dates. The closing price of the Class B Common Stock on December 31, 2025 was $52.07. Bonus Restricted Stock is awarded at eighty-five percent of fair market value on the date of grant.
(3)    With respect to Mr. J. Christopher Donahue, the amount listed for 2025 reflects sporting event tickets, company-provided parking, spousal travel, and an annual physical. In addition, Federated Hermes paid the premium for long-term disability insurance. It also includes matching contributions under Federated Hermes’ 401(k) Plan of $17,500, club dues of $27,965, a life insurance premium of $37,433, a medical insurance premium of $68,843, dividends received on restricted stock of $156,738, and $392,413 that reflects the aggregate incremental cost to Federated Hermes of personal use of the corporate aircraft. The aggregate incremental cost to Federated Hermes of personal use of the corporate aircraft is determined on a per flight basis and includes the cost of fuel, landing and storage fees, certain crew-related expenses and other miscellaneous variable costs.

With respect to Mr. Thomas R. Donahue, the amount listed for 2025 reflects sporting event tickets and company-provided parking. In addition, Federated Hermes paid the premium for long-term disability insurance. It also includes matching contributions under Federated Hermes’ 401(k) Plan of $17,500, club dues of $36,895, a life insurance premium of $58,847, a medical insurance premium of $68,843, dividends received on restricted stock of $275,381, and $197,081 that reflects the aggregate incremental cost to Federated Hermes of personal use of the corporate aircraft.
With respect to Mr. John B. Fisher, the amount listed for 2025 reflects sporting event tickets, company-provided parking, club dues, spousal travel, and an annual physical. In addition, Federated Hermes paid the premium for long-term disability insurance and a portion of the premiums for life, accidental death and medical insurance. It also includes matching contributions under Federated Hermes’ 401(k) Plan of $17,500, dividends received on restricted stock of $177,832, and $234,317 that reflects the aggregate incremental cost to Federated Hermes of personal use of the corporate aircraft.
With respect to Mr. Paul A. Uhlman, the amount listed for 2025 reflects sporting event tickets, company-provided parking, club dues, spousal travel and an annual physical. In addition, Federated Hermes paid the premium for long-term disability insurance and a portion of the premiums for life, accidental death and medical insurance. It also includes matching contributions under Federated Hermes’ 401(k) Plan of $17,500 and dividends received on restricted stock of $331,274.
With respect to Mr. Theodore W. Zierden, III, the amount listed for 2025 reflects the incremental cost to Federated Hermes of personal use of the corporate aircraft, company-provided parking and an annual physical. In addition, Federated Hermes paid the premium for long-term disability insurance and a portion of the premiums for life, accidental death and medical insurance. It also includes matching contributions under Federated Hermes’ 401(k) Plan of $17,500 and dividends received on restricted stock of $95,205.

Grants of Plan-Based Awards
The following table sets forth information concerning cash bonuses and restricted stock awards granted to the Named Executive Officers during the fiscal year ended December 31, 2025.
2025 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Approval Date (1)	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#) (4)	Grant date fair value of stock and option awards ($) (5)
			Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (#) (3)	Maximum (#)
J. Christopher Donahue	3/5/25	1/30/25							43,982	1,711,779
	11/18/25	11/18/25					18,000			816,480
			3,937,500
Thomas R. Donahue	3/5/25	1/30/25							36,274	1,411,784
	11/18/25	11/18/25					18,000			816,480
			3,220,000
John B. Fisher	11/18/25	11/18/25					18,000			816,480
			4,650,000
Paul A. Uhlman	3/5/25	1/30/25							25,694	1,000,010
	11/18/25	11/18/25					18,000			816,480
			4,000,000
Theodore W. Zierden, III	3/5/25	1/30/25							10,338	402,355
	11/18/25	11/18/25					18,000			816,480
				1,720,000
(1)    Compensation Committee approval date.
(2)    With respect to Messrs. J. Christopher Donahue and Thomas R. Donahue, the amounts in this column reflect seventy percent of the bonus received in 2026 under the Annual Incentive Plan for fiscal year 2025. The remaining thirty percent for 2025 was received in 2026 in the form of Bonus Restricted Stock. With respect to Messrs. Paul A. Uhlman and Theodore W. Zierden, III, the amount in this column reflects eighty percent of the bonus received in 2026 under the Annual Incentive Plan for fiscal year 2025. The remaining twenty percent for 2025 was received in 2026 in the form of Bonus Restricted Stock. With respect to Mr. John B. Fisher, the amount in this column reflects one hundred percent of the bonus received in 2026 under the Annual Incentive Plan for fiscal year 2025.
(3)    The amounts reflected in this column represent Periodic Restricted Stock granted in 2025 under the Stock Incentive Plan for a purchase price of $3.00 per share.
(4)    The amounts reflected in this column represent Bonus Restricted Stock granted in 2025 attributed to the allocated portion of the 2024 bonus payable under the Annual Incentive Plan, which is generally subject to a three-year vesting period.
(5)    The calculation methodology for the valuation of Periodic Restricted Stock and Bonus Restricted Stock awards is set forth in Note 1(s) of Federated Hermes’ Consolidated Financial Statements contained in Federated Hermes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Named Executive Officers pay the Company $3.00 per share for Periodic Restricted Stock awards.

Narrative Disclosure to the 2025 Summary Compensation Table and the
2025 Grants of Plan-Based Awards Table
The 2025 Bonus Restricted Stock awards included in the “Stock Awards” column of the 2025 Summary Compensation Table were granted in partial payment of the 2024 bonus awards and generally vest in equal one-third amounts over a three-year period. The Bonus Restricted Stock is awarded at eighty-five percent of fair market value. The Bonus Restricted Stock is granted under the Annual Incentive Plan. See the discussion under the captions Bonuses and Equity Compensation in the Compensation Discussion and Analysis above for further information regarding the terms applicable to Bonus Restricted Stock. The Bonus Restricted Stock grant date fair value is reflected under the “Grant date fair value of stock and option awards” column of the 2025 Grants of Plan-Based Awards Table.
On November 18, 2025, each of Messrs. J. Christopher Donahue, Thomas R. Donahue, John B. Fisher, Paul A. Uhlman, and Theodore W. Zierden, III received an award of 18,000 shares of Periodic Restricted Stock under the Stock Incentive Plan. These awards are reflected in the “Estimated future payouts under equity incentive plan awards,” "Target" column of the 2025 Grants of Plan-Based Awards Table. Each such award is governed by an accompanying 2025 Restricted Stock Award Agreement. A performance measure of Operating Profits of at least $97.5 million for the nine-month period ended September 30, 2025 was considered in connection with the awards. Such awards are subject to confidentiality and non-competition obligations. Recipients paid the Company $3.00 per share for Periodic Restricted Stock awards and are entitled to receive dividends on the restricted shares which are the same as those paid on unrestricted Class B Common Stock. Periodic Restricted Stock awards granted in 2025 to U.S.-based executive officers vest over a ten-year period with restrictions lapsing fifty percent on each of approximately the award’s fifth- and tenth-year anniversaries, except in the case of a recipient’s death or separation from employment due to disability, in which case should death or separation from employment due to disability occur prior to the fifth vesting date, the stock vests in accordance with the vesting schedule and all unvested shares at the time of death or disability are forfeited and sold back to Federated Hermes for the purchase price ($3.00 per share) or should death or separation from employment due to disability occur on or after the fifth vesting date, all of the unvested shares become vested shares upon such separation from employment due to death or disability.
For U.S.-based employees, Federated Hermes makes a matching contribution under the Federated Hermes, Inc. Profit Sharing/401(k) Plan in an amount equal to 100% of the first 4% that each participant defers and 50% of the next 2% of deferral contributions, for a total match of 5%.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning unvested restricted stock awards held by the Named Executive Officers as of December 31, 2025. The Named Executive Officers held no stock options as of December 31, 2025.

Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
J. Christopher	03/03/2023 (3)	11,456	596,514
Donahue	11/17/2023 (2)	16,650	866,966
	03/06/2024 (3)	28,051	1,460,616
	11/18/2024 (2)	17,575	915,130
	03/05/2025 (3)	43,982	2,290,143
	11/18/2025 (2)	18,000	937,260
		135,714	7,066,629
Thomas R.	11/18/2016 (2)	5,550	288,989
Donahue	11/17/2017 (2)	6,475	337,153
	11/16/2018 (2)	7,400	385,318
	11/18/2019 (2)	8,325	433,483
	11/18/2020 (2)	9,250	481,648
	11/18/2021 (2)	14,800	770,636
	11/18/2022 (2)	15,725	818,801
	03/03/2023 (3)	9,694	504,767
	11/17/2023 (2)	16,650	866,966
	03/06/2024 (3)	23,158	1,205,837
	11/18/2024 (2)	17,575	915,130
	03/05/2025 (3)	36,274	1,888,787
	11/18/2025 (2)	18,000	937,260
		188,876	9,834,773
John B.	11/18/2016 (2)	5,550	288,989
Fisher	11/17/2017 (2)	6,475	337,153
	11/16/2018 (2)	7,400	385,318
	11/18/2019 (2)	8,325	433,483
	11/18/2020 (2)	9,250	481,648
	11/18/2021 (2)	14,800	770,636
	11/18/2022 (2)	15,725	818,801
	11/17/2023 (2)	16,650	866,966
	11/18/2024 (2)	17,575	915,130
	11/18/2025 (2)	18,000	937,260
		119,750	6,235,383

Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Paul A.	06/15/2016 (4)	15,000	781,050
Uhlman	11/18/2016 (2)	15,000	781,050
	11/17/2017 (2)	6,475	337,153
	11/16/2018 (2)	7,400	385,318
	11/18/2019 (2)	8,325	433,483
	05/22/2020 (4)	25,000	1,301,750
	11/18/2020 (2)	9,250	481,648
	11/18/2021 (2)	14,800	770,636
	11/18/2022 (2)	15,725	818,801
	03/03/2023 (3)	10,281	535,332
	11/17/2023 (2)	16,650	866,966
	03/06/2024 (3)	16,309	849,210
	11/18/2024 (2)	17,575	915,130
	03/05/2025 (3)	25,694	1,337,887
	11/18/2025 (2)	18,000	937,260
		221,484	11,532,672
Theodore W.	11/18/2016 (2)	2,100	109,347
Zierden, III	11/17/2017 (2)	2,100	109,347
	11/16/2018 (2)	2,000	104,140
	11/18/2019 (2)	2,700	140,589
	11/18/2020 (2)	3,000	156,210
	11/18/2021 (2)	4,000	208,280
	11/18/2022 (2)	4,250	221,298
	03/03/2023 (3)	2,722	141,735
	11/17/2023 (2)	4,500	234,315
	03/06/2024 (3)	6,394	332,936
	11/18/2024 (2)	14,250	741,998
	03/05/2025 (3)	10,338	538,300
	11/18/2025 (2)	18,000	937,260
		76,354	3,975,753
(1)The amounts in this column reflect a December 31, 2025 closing price of $52.07 for the Class B Common Stock on the NYSE.
(2)These restricted stock awards are 10-year plans which vest 5% in years 1-4 and years 6-9 and 30% in years 5 and 10. Vested shares are still considered restricted until they are released - releases occur in years 5 (first half of shares released) and 10 (second half of shares released). Vesting schedules for the awards shown above are as follows:

Grant Date:	Vesting Schedule (vesting percentages should be applied to "Original Shares Awarded"):
11/18/2016	30% on November 18, 2026
11/17/2017	5% on November 18, 2026; 30% on November 18, 2027
11/16/2018	5% on November 18, 2026 and 2027; 30% on November 16, 2028
11/18/2019	5% on or about November 18, 2026, 2027 and 2028; 30% on November 16, 2029
11/18/2020	5% on or about November 18, 2026, 2027, 2028 and 2029; 30% on November 18, 2030
11/18/2021	5% on or about November 18, 2027, 2028, 2029 and 2030; 30% on November 18, 2026 and 2031
11/18/2022	5% on or about November 18, 2026, 2028, 2029, 2030 and 2031; 30% on November 18, 2027 and 2032
11/17/2023	5% on or about November 18, 2026, 2027, 2029, 2030, 2031 and 2032; and 30% on or about November 16, 2028 and 2033
11/18/2024	5% on or about November 18, 2026, 2027, 2028, 2030, 2031, 2032 and 2033; and 30% on or about November 16, 2029 and 2034
11/18/2025	5% on or about November 18, 2026, 2027, 2028, 2029, 2031, 2032, 2033 and 2034; and 30% on or about November 18, 2030 and 2035
(3) These restricted stock awards are 3-year Bonus Restricted Stock awards which vest 33 1/3% each year for three years. Vested shares under these plans are released upon vesting. Vesting schedules for the awards shown above are as follows:

Grant Date:	Vesting Schedule (vesting percentages should be applied to "Original Shares Awarded"):
3/3/2023	33 1/3% on March 3, 2026
3/6/2024	33 1/3% on each of March 3, 2026 and March 5, 2027
3/5/2025	33 1/3% on each of March 3, 2026, March 5, 2027, and March 3, 2028
(4) These restricted stock awards are structured identically to the 10-year November awards described in footnote (2). Vesting schedules for these awards are as follows:

Grant Date:	Vesting Schedule (vesting percentages should be applied to "Original Shares Awarded"):
6/15/2016	30% on June 15, 2026
5/22/2020	5% on or about May 22, 2026, 2027, 2028 and 2029; 30% on or about May 22, 2030
Option Exercises and Stock Vested
The following table sets forth information concerning Periodic Restricted Stock and Bonus Restricted Stock held by the Named Executive Officers that vested during the fiscal year ended December 31, 2025. No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 2025.
2025 OPTION EXERCISES AND STOCK VESTED TABLE

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
J. Christopher Donahue	34,501	1,346,530
Thomas R. Donahue	51,244	2,105,370
John B. Fisher	29,104	1,249,217
Paul A. Uhlman	63,311	2,560,737
Theodore W. Zierden, III	18,085	759,557
(1)The value realized on vesting of stock awards is equal to the difference between the closing market price of Class B Common Stock on the NYSE on the date of vesting and the purchase price paid by the Named Executive Officer, if any, multiplied by the number of shares that vested.

Pay Ratio Disclosure
Federated Hermes’ fiscal year ended December 31, 2025. The median annual compensation of all employees of Federated Hermes (other than the Chief Executive Officer (or principal executive officer) (CEO)) for the fiscal year ended December 31, 2025, was $127,118 and the annual total compensation of Federated Hermes’ CEO was $7,982,105. Based upon this information, the 2025 ratio of the annual total compensation of Federated Hermes’ CEO to the median of the annual total compensation of all employees was approximately 62.8 to 1. We believe the pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s Regulation S-K, Item 402(u).
To calculate the pay ratio, Federated Hermes selected December 31, 2025 as the date used to identify Federated Hermes’ median employee because it enabled Federated Hermes to make such identification in an efficient and reasonable manner. Federated Hermes determined that, as of December 31, 2025, Federated Hermes had 2,091 employees, with 1,505 employees in the U.S. and 586 employees outside of the U.S. For purposes of identifying the employee with the median annual compensation of all of Federated Hermes’ employees, Federated Hermes considered all of its employee population, including permanent employees and temporary or seasonal employees. Federated Hermes annualized the total compensation of the permanent employees who did not work for Federated Hermes during the entire 2025 fiscal year. The annual total compensation Federated Hermes used to identify the employee with the median total compensation includes all earnings reported for Federated Hermes’ U.S. employees on Form W-2 to the Internal Revenue Service for 2025 and internal human resources compensation records for non-U.S. employees in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in median annual total compensation of $127,118. The employee with the median total compensation did not receive any equity awards. The total compensation for Federated Hermes’ CEO is based upon his total compensation for 2025 as reported in the 2025 Summary Compensation Table in this Information Statement.
Pay Versus Performance Disclosure
Pay Versus Performance Tabular Disclosure
The following table sets forth information concerning, among other things, the compensation actually paid (CAP) to Federated Hermes’ principal executive officer (PEO) and each of the other named executive officers (NEOs) for the years ended December 31, 2025, 2024, 2023, 2022 and 2021.

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($) (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($) (1)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in thousands)	Operating Profits ($ in thousands) (3)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)
2025	7,982,105	9,369,097	5,940,438	7,565,869	219	174	403,299	324,697
2024	7,044,500	7,724,005	5,422,763	6,681,152	168	164	268,314	269,600
2023	6,307,040	6,145,052	4,840,398	4,473,720	129	124	298,980	237,447
2022	4,736,104	4,402,100	5,003,601	4,679,358	134	109	239,496	189,810
2021	6,491,866	7,660,696	4,938,262	6,887,138	135	135	270,293	212,487
1.    To calculate CAP, the following amounts were deducted from or added to the Summary Compensation Table (SCT) total compensation:

PEO SCT Total to CAP Reconciliation:

Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Stock Awards	Other Compensation ($) (i)	SCT Total ($)	Additions to (Deductions from) SCT Stock Awards Total ($) (ii)	CAP ($)
2025	787,500	3,937,500	2,528,259	728,846	7,982,105	1,386,992	9,369,097
2024	787,500	3,395,000	2,242,141	619,859	7,044,500	679,505	7,724,005
2023	787,500	3,010,000	1,918,898	590,642	6,307,040	(161,988)	6,145,052
2022	787,500	2,730,000	705,893	512,711	4,736,104	(334,004)	4,402,100
2021	787,500	2,800,000	2,294,121	610,245	6,491,866	1,168,830	7,660,696
Average Non-PEO NEOs SCT Total to CAP Reconciliation:

Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Stock Awards	Other Compensation ($) (i)	SCT Total ($)	Additions to (Deductions from) SCT Stock Awards Total ($) (ii)	CAP ($)
2025	597,500	3,397,500	1,520,017	425,421	5,940,438	1,625,431	7,565,869
2024	647,500	2,937,500	1,258,296	579,467	5,422,763	1,258,389	6,681,152
2023	631,406	2,623,458	1,210,337	375,197	4,840,398	(366,678)	4,473,720
2022	663,250	2,465,000	1,472,477	402,874	5,003,601	(324,243)	4,679,358
2021	663,250	2,206,875	1,631,496	436,640	4,938,262	1,948,877	6,887,138
(i)    Reflects “all other compensation” reported in the SCT for each year shown.
(ii)    Represents the net adjustments to reflect the change in fair value of outstanding stock awards for each respective year, which is required to be included in the calculation of CAP. The adjustments for fiscal year 2025 are further detailed in the supplemental tables below. Federated Hermes did not report a change in pension value for any of the years reflected in the table; therefore, an addition/deduction from the SCT total related to pension value is not needed.
PEO Equity Component of CAP for Fiscal Year (FY) 2025:

Equity Type	Change in Fair Value of Current Year Stock Awards at 12/31/2025 $ (a)	Change in Fair Value of Prior Years’ Stock Awards Unvested at 12/31/2025 $ (b)	Change in Fair Value of Prior Years’ Stock Awards That Vested in FY2025 $ (c)	Net Adjustment to Grant Date Fair Value of Stock Awards Disclosed in SCT $ (d) = (a) + (b) + (c)
Restricted Stock	645,144	808,103	(66,255)	1,386,992
Average Non-PEO Equity Component of CAP for FY2025:

Equity Type	Change in Fair Value of Current Year Stock Awards at 12/31/2025 $ (a)	Change in Fair Value of Prior Years’ Stock Awards Unvested at 12/31/2025 $ (b)	Change in Fair Value of Prior Years’ Stock Awards That Vested in FY2025 $ (c)	Net Adjustment to Grant Date Fair Value of Stock Awards Disclosed in SCT $ (d) = (a) + (b) + (c)
Restricted Stock	304,486	1,266,313	54,632	1,625,431

2.    The non-PEO NEOs reflected in these columns represent the applicable individuals who served as non-PEO NEOs in each of the years shown, as reflected in the applicable year's Summary Compensation Table.
3.    Operating Profits is defined as total revenue less distributions to non-controlling (minority) interests and less total expenses (including net non-operating income/expenses and income taxes and excluding amortization of intangibles, impairment losses and debt expenses) as reflected in Federated Hermes’ unaudited financial statements for the first nine months of each year.
Tabular Disclosure of Most Important Performance Measures
The seven items listed below represent the most important metrics Federated Hermes used to determine CAP for 2025 as further described in our Compensation Discussion and Analysis within the section titled “Compensation Philosophy and Objectives."

Most Important Performance Measure
•Operating Profits
•Assets Under Management
•Gross Offering Sales
•Net Offering Sales
•Total Revenue
•Net Income
•Net Income Per Diluted Share
Comparative Disclosure
TSR: Federated Hermes versus Peer Group
The chart below shows Federated Hermes’ 5-year cumulative Total Shareholder Return (TSR) as compared to that of the S&P 1500 Asset Management & Custody Banks Index (the S&P 1500 Index). The chart assumes that the value of the investment in Federated Hermes’ Class B common stock and the S&P 1500 Index was $100 on December 31, 2020. Total return includes reinvestment of all dividends. The historical information set forth below is not necessarily indicative of future performance. Federated Hermes does not make or endorse any predictions as to future stock performance.

CAP versus TSR
The chart below shows the relationship between Federated Hermes’ TSR and the CAP amounts for the PEO and other NEOs. The fluctuations in the CAP in each year from 2021 to 2025 are primarily driven by changes in Federated Hermes’ stock price in those years, and the associated change in fair value of outstanding stock awards for each respective year, which is required to be included in the calculation of CAP.
CAP versus Net Income
The chart below shows the relationship between Federated Hermes’ net income and the CAP amounts for the PEO and other NEOs.

CAP versus Federated Hermes-Selected Measure (Operating Profits)
The chart below shows the relationship between Federated Hermes’ selected measure, operating profits, and the CAP amounts for the PEO and other NEOs.
Policies and Practices Related to the Timing of Awards of Options
While options on Federated Hermes’ Class B Common Stock may be awarded under Federated Hermes’ Stock Incentive Plan, Federated Hermes does not currently award options on Federated Hermes’ Class B Common Stock as a component of compensation for either its directors or executive officers, and no options were outstanding as of December 31, 2025. If Federated Hermes’ Board would decide to include options as a component of director or executive officer compensation, options to directors would generally be approved in April of each year, and options to executive officers would generally be approved in November of each year. Any exercise of an option would be subject to the provisions in Federated Hermes’ Code of Business Conduct and Ethics and Trading Policy concerning engaging in transactions involving Federated Hermes’ Class B Common Stock while a director or executive officer is in possession of material non-public information concerning Federated Hermes. While an option may be approved by the Board during a closed or blackout period in which transactions in Federated Hermes stock are subject to restrictions, an option would not be granted until material non-public information is disclosed publicly by Federated Hermes.
Employment Agreements and Change-of-Control Agreement
On December 28, 1990, Mr. John B. Fisher entered into an employment agreement (the Fisher Employment Agreement) with Federated Investors, a predecessor of Federated Hermes, in connection with his employment by Federated Investors as an officer and employee. The Fisher Employment Agreement is still in effect. Under the terms of the Fisher Employment Agreement, Mr. Fisher is subject to certain restrictions with regard to confidentiality and competition. Mr. Fisher is not permitted to disclose confidential information that he receives in the course of or as a result of his employment. Additionally, upon termination of his employment, Mr. Fisher is prohibited from directly or indirectly competing with Federated Hermes for a period of two years. Furthermore, upon termination of his employment, Mr. Fisher has agreed not to directly or indirectly solicit employees of Federated Hermes to terminate their employment or contractual relations with Federated Hermes.
On October 22, 1990, Mr. Uhlman entered into an employment agreement (the Uhlman Employment Agreement) with Federated Securities Corp., a wholly-owned subsidiary of Federated Hermes, in connection with his employment by Federated Securities Corp. as a sales representative. The Uhlman Employment Agreement is still in effect. Under the terms of the Uhlman Employment Agreement, Mr. Uhlman is subject to certain restrictions with regard to confidentiality and competition. Mr. Uhlman is not permitted to disclose confidential information he receives in the course of or as a result of his employment. Additionally, upon termination of his employment, Mr. Uhlman is prohibited from directly or indirectly competing with Federated Hermes in connection with the sale of shares of money market funds or any other securities or other offerings and services which may be competitive for a period of two years. Furthermore, upon termination of his employment, Mr. Uhlman has agreed not to directly or indirectly solicit employees of Federated Hermes to terminate their employment or contractual relations with Federated Hermes.
The only agreement Federated Hermes currently has in place with a Named Executive Officer that contains a change-of-control provision is a 2016 Restricted Stock Award Agreement entered into with Mr. Paul A. Uhlman on June 15, 2016 (the 2016 Restricted Stock Award Agreement), under the Stock Incentive Plan pursuant to which Mr. Uhlman received a total of 50,000 shares of Restricted Stock. Under the terms of the 2016 Restricted Stock Award Agreement, the shares awarded vest over a ten-year period with restrictions lapsing on fifty percent of the award on each of approximately the award’s fifth- and tenth- year anniversaries, respectively. In certain circumstances where there is a change of control (as described below), the vesting of the shares is accelerated. For this accelerated vesting to occur: (a) there must be a change in ownership of fifty-one percent or greater of the Class A Common Stock of Federated Hermes; and (b) one of the following must occur (i) Mr. Uhlman’s employment agreement is terminated other than “for cause” (as defined in the 2016 Restricted Stock Award Agreement) by Federated Hermes or its successor during the six-month period before or the first two-year period following a change in ownership or (ii) a constructive termination (as defined in the 2016 Restricted Stock Award Agreement) occurs prior to the occurrence of events which would permit a termination “for cause” during the first two-year period following a change in ownership. If this “double-trigger” provision is satisfied, then any portion of the award not vested will fully vest. Assuming that the aforementioned events occurred on December 31, 2025, thereby satisfying the “double-trigger” provision, the shares of Restricted Stock awarded to Mr. Uhlman pursuant to the 2016 Restricted Stock Award Agreement that were not vested would have become fully vested with an approximate value of $781,050 which would include $45,000 Mr. Uhlman paid for his shares. Such events, however, did not occur.
RELATED PERSON TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
In 2022, Federated Hermes’ Board adopted the RPT Policy governing the review, approval or ratification of transactions with related persons. Under the RPT Policy, the Company’s CLO or General Counsel is responsible for determining whether a transaction between Federated Hermes and a Related Person (as defined below) constitutes a Related Person Transaction (as defined below). This determination is based on a review of all facts and circumstances regarding the transaction, as well as information provided in the annual director and executive officer questionnaires and quarterly related party certifications. Upon determination that a transaction is a Related Person Transaction that has not been approved by the full Board, the material facts regarding the transaction are to be reported to the applicable Board committee for its review. The Compensation Committee is responsible for reviewing Related Person Transactions involving the payment of compensation to a Related Person who is an employee of the Company, and the Audit Committee is responsible for all other Related Person Transactions. The applicable committee then determines whether to approve, revise, reject, or take other action with respect to the related person transaction.
Under the RPT Policy, a “Related Person Transaction” is generally a transaction in which Federated Hermes or a subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest. A “Related Person” is generally any person who is a director or executive officer of Federated Hermes, any nominee for director, any shareholder known to Federated Hermes to be the beneficial owner of more than 5% of any class of Federated Hermes’ voting securities, or any immediate family member (as defined by the SEC) of any of the foregoing persons.
Under the RPT Policy, and consistent with the definition of “Related Person Transaction” under Item 404 of Regulation S-K, the following transactions or proposed transactions are deemed to be automatically pre-approved and do not need to be brought to the Audit Committee or Compensation Committee, as applicable, for approval, even if the aggregate amount involved exceeds $120,000:
(1)transactions (or proposed transactions) involving compensation (e.g., base salary, bonus, restricted stock, benefits, etc.) paid or made available by Federated Hermes to an executive officer solely with respect to his or her employment relationship with Federated Hermes;
(2)transactions (or proposed transactions) involving compensation (including director fees, stock, etc.) or benefits paid or made available to a director solely for service as a director of Federated Hermes;
(3)transactions (or proposed transactions) involving compensation (e.g., base salary, bonus, restricted stock, benefits, etc.) paid or made available to any related party who is an employee of Federated Hermes, and any adjustments to such related party’s compensation, that is determined in accordance with Federated Hermes’ normal compensation policies, procedures and practices;

(4)transactions (or proposed transactions) with another entity on arms-length competitive business terms in which the only relationship of a director or immediate family member of a director is as an employee or executive officer, a director, or a beneficial owner of less than 10% of that company’s shares, provided that the amount involved does not exceed the greater of $1,000,000 or 2% of the other company’s total annual revenues;
(5)any (a) charitable contribution (or proposed charitable contribution) to the Federated Investors, Inc. Foundation, provided that such contribution is reported to the Audit Committee or the Board, either in advance or subsequently, and (b) charitable contributions, grants, or endowments (or proposed charitable contributions, grants or endowments) by Federated Hermes or any other charitable organization, foundation, or university in which a related party’s only relationship is as an employee or a director or trustee, if the aggregate amount involved under clause (b) does not exceed the greater of $1,000,000 or 2% of the recipient’s consolidated gross revenue;
(6)transactions (or proposed transactions) with a related party involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;
(7)transactions (or proposed transactions) with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;
(8)transactions (or proposed transactions) where the related party’s interest arises solely from the ownership of Federated Hermes shares and all holders of Federated Hermes’ shares received the same benefit on a pro rata basis (e.g., dividends); and
(9)transactions (or proposed transactions) with a related party if the aggregate amount involved does not exceed $120,000 since the beginning of Federated Hermes’ last fiscal year.
The RPT Policy does not limit or affect the application of Federated Hermes’ conflict of interest policies and procedures, including Federated Hermes’ Code of Business Conduct and Ethics.
Transactions with Related Persons
Consistent with the RPT Policy and the Compensation Committee’s Charter, the Compensation Committee reviews and makes determinations regarding any related party transactions involving Federated Hermes that involve the compensation of a related party who is an employee of Federated Hermes consistent with NYSE Rules. The Compensation Committee has reviewed any related party transactions involving compensation (e.g., base salary, bonus, restricted stock, benefits, etc.) paid to any related party who is an employee of the Company for potential conflicts of interest and determined that any such transactions are not inconsistent with the interests of the Company and its Shareholders. During 2025, Mr. Richard H. Donahue, son of Mr. Thomas R. Donahue, Chief Financial Officer of Federated Hermes, was employed by Federated Hermes as a Director Corporate Budgeting and FP&A Sales. Mr. Richard H. Donahue was provided compensation in the amount of approximately two hundred twenty-four thousand seven hundred dollars and received a Periodic Restricted Stock award with a grant date fair value of ninety thousand seven hundred twenty dollars, which equaled the closing price of $48.36 for Federated Hermes Class B Common Stock on the NYSE as of November 18, 2025 minus the $3.00 per share purchase price multiplied by 2,000 shares.
CONFLICT OF INTEREST POLICIES AND PROCEDURES
Federated Hermes maintains a Code of Business Conduct and Ethics (the Code). The Code applies to each director, officer and employee of Federated Hermes (each, a Covered Person). The Code specifically addresses a variety of conflicts of interest, including transactions with related persons. The Code also sets forth guidance for Covered Persons with regard to general conflict of interest scenarios where an individual’s private interests interfere in any way with the interests of Federated Hermes as a whole. Federated Hermes relies on the integrity and undivided loyalty of Covered Persons to maintain the highest level of objectivity in performing their duties.
Covered Persons are expected to avoid any situation in which personal interests conflict, or have the appearance of conflicting, with those of Federated Hermes. Covered Persons are responsible for avoiding any misconduct or perceived conflicts of interest. Accordingly, employees are expected to use prudent behavior and discretion in all transactions and relationships and are required to make prompt and complete disclosure of any possible or probable conflict of interest to their direct supervisor or manager, human resources, or Federated Hermes’ Internal Compliance Committees, as described below. Non-employee or independent directors are also expected to make appropriate disclosures to the Board and to take appropriate steps to recuse themselves from Board decisions with respect to transactions or other matters involving Federated Hermes as to which they are interested parties or with respect to which a real or apparent conflict of interest exists. As a general rule,

Covered Persons should never receive a payment or anything of value in exchange for a decision involving Federated Hermes’ business, with limited exceptions for token gifts of nominal value. Additionally, Covered Persons generally may not have any direct or indirect financial interest in, or any business relationship with, a person or entity that does business with Federated Hermes or is a competitor of Federated Hermes. If a Covered Person has a direct or indirect financial interest in, or business relationship with, a person or entity that does business with Federated Hermes, disclosure must be made to the Federated Hermes Committee or FHL Committee, Audit Committee or the Board, as required by the Code. A decision is then made as to whether a conflict exists, has been mitigated or does not exist, and restrictions may be imposed. This policy does not apply to an arms-length purchase of goods or services for personal or family use or to the ownership of less than five percent of the shares of a publicly traded company. Other arms-length business relationships with Federated Hermes and/or the Federated Hermes funds may be permissible provided such business relationships are disclosed to, reviewed and approved by the applicable Federated Hermes Internal Compliance Committee (as detailed below).
In addition, any transaction that constitutes a related party transaction that is required to be disclosed by Federated Hermes as required by the NYSE Rules and Item 404 of Regulation S-K must be reviewed by (1) the Compensation Committee if the related party transaction involves Federated Hermes and the compensation of a related party who is an employee, and (2) the Audit Committee for all other related party transactions involving Federated Hermes, as required by the NYSE Rules. All such related party transactions are subject to oversight and evaluation of potential conflicts of interest by the Compensation Committee or Audit Committee, as applicable. Consistent with the RPT Policy, the appropriate Committee charter and NYSE Rules, the appropriate Committee will review such a related party transaction and has the authority to prohibit any such related party transaction, or subsequently determine that any such related party transaction should not be permitted to continue, if such Committee determines that any such related party transaction is inconsistent with the interests of Federated Hermes and its Shareholders.
Furthermore, Covered Persons should not engage in outside jobs or activities that compete with Federated Hermes in any way. Except in certain limited circumstances, any employee who is invited to join the board of directors or to serve as an officer of another organization must obtain the approval of the applicable Federated Hermes Internal Compliance Committee. The Code requires directors who are invited to serve on other boards to promptly notify Federated Hermes’ Chief Executive Officer and Chairman.
The Code is administered by the Internal Compliance Committees (i.e., the Federated Hermes Committee and the FHL Committee). The Federated Hermes Committee is chaired by Federated Hermes’ CCO and composed of the General Counsel, the CRO and the CAE. The FHL Committee is chaired by FHL’s Chief Regulatory Officer, and includes other business and governance leaders at FHL. The FHL Committee provides information to the Federated Hermes Committee, and the Federated Hermes Committee apprises the CLO of any significant compliance matters. As previously discussed, the Code requires Covered Persons to disclose to the applicable Internal Compliance Committee any personal activities or financial interests that could negatively influence, or give the appearance of negatively influencing, their judgment or decisions. The Internal Compliance Committees then determine if there is a conflict and, if so, how to resolve or mitigate it without compromising the interests of Federated Hermes, the Federated Hermes funds or other accounts, as applicable. When necessary, the FHL Internal Compliance Committee reports matters to the Federated Hermes Internal Compliance Committee and the Federated Hermes Internal Compliance Committee will bring matters to Federated Hermes’ CLO, senior staff or the Board for final resolution.
Any transactions disclosed above were reviewed and approved in accordance with the Code.
A written copy of the Code is available on Federated Hermes’ website at FederatedHermes.com by first clicking on "For investors in North America" and then “About” followed by “Corporate Governance.” The information contained on, or accessible through, our website is not part of, or incorporated by reference in, this Information Statement.

SECURITY OWNERSHIP
Class A Common Stock
The following table sets forth certain information regarding beneficial ownership of Federated Hermes’ Class A Common Stock by each person who is known by Federated Hermes to own beneficially more than five percent of the outstanding shares of Class A Common Stock as of March 1, 2026.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Voting Shares Irrevocable Trust dated May 31, 1989	9,000	100.0%
c/o The Beechwood Company Suite 720 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222-3714
All of the outstanding shares of Class A Common Stock are held by the Voting Trust, the trustees of which are Mr. J. Christopher Donahue, Federated Hermes’ President and Chief Executive Officer and Chairman of the Board, Mr. Thomas R. Donahue, Federated Hermes’ Vice President, Treasurer, and Chief Financial Officer, and a member of the Board, and Mrs. Ann C. Donahue, the wife of Mr. J. Christopher Donahue, for the benefit of certain members of the Donahue family. Under the terms of the Voting Trust, the trustees are authorized to vote shares held by the Voting Trust and the trustees additionally may sell, transfer or otherwise dispose of shares owned by the Voting Trust. The entire voting power of Federated Hermes is vested in the holder of the outstanding shares of Class A Common Stock, except as otherwise provided in the Restated Articles of Incorporation of Federated Hermes or as required by applicable law. The address for the trustees of the Voting Trust is the same address shown in the above table.
Class B Common Stock
The following table sets forth certain information regarding beneficial ownership of Federated Hermes’ Class B Common Stock as of March 1, 2026, by (i) each of the current directors of Federated Hermes, (ii) the Named Executive Officers of Federated Hermes, and (iii) all executive officers and current directors of Federated Hermes as a group. As of March 1, 2026, there were 75,830,666 shares of Class B Common Stock outstanding.

Name of Beneficial Owner	Shares Beneficially Owned (1)(2)	Percent of Class

J. Christopher Donahue	444,288	*
Thomas R. Donahue (3)	1,159,020	1.5%
John B. Fisher (4)	503,615	*
Paul A. Uhlman	327,434	*
Theodore W. Zierden, III	151,856	*
Joseph C. Bartolacci	20,450	*
Karen L. Hanlon	4,800	*
Marie Milie Jones	25,950	*

All executive officers and current directors as a group	3,169,271	4.2%
(13 persons)
*    Less than 1%.
(1)Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Unless stated below, each such person has sole voting and investment power with respect to all such shares.
(2)Does not include an aggregate of 30,654 shares of Class B Common Stock allocated to the accounts of directors and executive officers who are participants in the Federated Hermes, Inc. Profit Sharing/401(k) Plan.

(3)Includes 8,095 shares owned by Mrs. Frances L. Donahue; 19,199 shares owned by The Thomas R. and Frances L. Donahue Grantor Dynasty Trust; 27,544 shares owned by The Fran L. Donahue Grantor Trust; 37,544 shares owned by The Thomas R. Donahue Grantor Trust; 2,000 shares owned by Maxfund, Inc., of which Mr. Thomas R. Donahue is a shareholder; 421,690 shares owned by Maxfund Partners, L.P., a limited partnership of which Maxfund, Inc. is the general partner, Mr. Thomas R. Donahue is a shareholder of Maxfund, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 405,872 shares owned by the Maxfund Partners, L.P.); and 50,000 shares owned by a family trust, for which Mr. Thomas R. Donahue is a trustee (Mr. Thomas R. Donahue disclaims beneficial ownership of all 50,000 shares owned by the family trust). The 300 shares previously reported as owned by the Trust Agreement of Henry J. Lombard FBO Henry G. Lombard for which Mrs. Frances L. Donahue was trustee are now held by The Henry J. Lombard Retirement Trust. Neither Mr. Thomas R. Donahue nor Mrs. Frances L. Donahue serve as trustee for The Henry J. Lombard Retirement Trust.
(4)Includes 40,000 shares held by Rosewood Limited Partnership, a limited partnership of which Mr. John B. Fisher is a general partner. Mr. John B. Fisher disclaims beneficial ownership of all shares in which he does not have a pecuniary interest.
Delinquent Section 16(a) Reports
Based on a review of any Forms 3 and 4 (and amendments) furnished to Federated Hermes during, and Forms 5 (and amendments) furnished to Federated Hermes with respect to, the fiscal year ended December 31, 2025, or written representations from the reporting persons, Federated Hermes believes that all reports required by Section 16(a) of the Exchange Act during the fiscal year were timely filed.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP served as the independent registered public accounting firm for Federated Hermes for 2025 and continues to serve as the independent registered public accounting firm for Federated Hermes. Representatives of Ernst & Young LLP will be present at the Annual Meeting via teleconference, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
The following fees are for services rendered by Ernst & Young LLP for the audit of Federated Hermes’ financial statements for the fiscal years ended December 31, 2025 and December 31, 2024, the audit of internal control over financial reporting for the fiscal years ended December 31, 2025 and December 31, 2024, the review of the financial statements in Federated Hermes’ Forms 10-Q for the fiscal years ended December 31, 2025 and December 31, 2024, and other billings for services rendered to Federated Hermes:

	2025	2024
Audit Fees:	$7,427,112	$7,041,462
Fees for audit of consolidated financial statements, quarterly reviews, audit of internal control over financial reporting, statutory audits of certain subsidiaries, and other significant transactions.

Audit-Related Fees:	$516,977	$442,286
Regulatory audits of certain subsidiaries.
Tax Fees:	$152,506	$320,269
Fees for international tax compliance, tax advice and tax planning services.
All Other Fees:	$—	$3,600
Fees for other services include online research tools.
AUDIT COMMITTEE PRE-APPROVAL/PRE-CONCURRENCE POLICIES AND PROCEDURES
The Audit Committee has adopted a policy for pre-approval of all audit, audit-related, tax and other services, classified as All Other Services, to be performed by Federated Hermes’ independent registered public accounting firm, subject to the de minimis exception for non-audit services described in Section 10A(i)(1) subparagraph (B) of the Exchange Act. The policy was adopted in order to ensure that the provision of these services does not impair the auditor’s independence. The policy also requires the Audit Committee, as mandated by the International Ethics Standards Board for Accountants International Code of Ethics Section 600, to pre-concur with the independence conclusions made by the independent registered public accounting firm with respect to the provision of non-audit services to Federated Hermes, the Board, or any entity that is controlled directly or indirectly by Federated Hermes.
The Audit Committee annually, or more frequently (if necessary), reviews and pre-approves/pre-concurs (as applicable, "pre-approves") the services that may be provided by the independent registered public accounting firm. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The term of the general pre-approval is twelve months from the date of pre-approval, unless specifically provided otherwise. The Audit Committee will waive the pre-approval requirement with respect to the provision of non-audit services if: (1) the aggregate amount of all such non-audit services provided constitutes not more than five percent of the total amount of fees paid by Federated Hermes to its independent registered public accounting firm during the fiscal year in which the services are provided; (2) such services were not recognized by Federated Hermes at the time of engagement of the independent registered public accounting firm to be non-audit services; and (3) such services are promptly brought to the attention of the Audit Committee (or its delegate) and approved prior to the completion of the audit. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee. The Chair of the Audit Committee reports any pre-approval decisions to the Audit Committee at its scheduled meetings. All fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2025 and December 31, 2024 were pre-approved by the Audit Committee in accordance with this policy.
APPROVAL OF AN INCREASE IN SHARES OF CLASS B COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE STOCK INCENTIVE PLAN
Background and Reasons
The Board and Federated Hermes’ Compensation Committee believe that the availability of restricted stock, stock options and other stock-based and cash-based incentives under Federated Hermes’ Stock Incentive Plan is important to Federated Hermes’ ability to attract and retain outstanding individuals. As of December 31, 2025, out of a total of 36,050,000 shares of Class B Common Stock reserved for issuance under the Stock Incentive Plan, only 2,314,277 shares remained available for grant. The Board believes additional shares are needed under the Stock Incentive Plan to provide appropriate incentives to attract and retain outstanding individuals as directors, executive officers and key employees. Accordingly, on January 29, 2026, upon recommendation from the Compensation Committee, the Board approved an amendment to the Stock Incentive Plan, subject to shareholder approval of the holder of the outstanding shares of the Class A Common Stock, to reserve an additional 5,000,000 shares of Class B Common Stock for the Stock Incentive Plan, thereby increasing the total number of shares reserved for issuance under the Stock Incentive Plan from 36,050,000 to 41,050,000 shares. The additional authorized shares are intended to be used for periodic restricted stock awards and bonus restricted stock awards under the amended Stock Incentive Plan.
A marked copy of the Stock Incentive Plan showing this amendment is attached to this Information Statement as Exhibit A.
The following table includes information as of December 31, 2025, with respect to our only active equity compensation plan, the amended Stock Incentive Plan.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities available in first column
Equity compensation plans approved by security holders	__	__	2,314,277

Equity compensation plans not approved by shareholders	__	__	__

Total	__	__	2,314,277
Summary of the Amended Stock Incentive Plan
The following summary of the amended Stock Incentive Plan is qualified in its entirety by reference to the complete text of the amended Stock Incentive Plan attached as Exhibit A.
Purpose. The purpose of the amended Stock Incentive Plan is to continue to promote the long-term growth and performance of Federated Hermes and its affiliates and to attract and retain outstanding individuals using stock-based awards and cash-based awards.
Amended Stock Incentive Plan. All outside directors and salaried employees of Federated Hermes and its affiliates are eligible to participate in the amended Stock Incentive Plan (there were approximately 3 outside directors and 790 eligible employees as of December 31, 2025). The amended Stock Incentive Plan permits the granting of any or all of the following types of awards: (1) stock options, including nonqualified stock options (NSOs) and incentive stock options (ISOs); (2) stock appreciation rights (SARs), in tandem with stock options or freestanding; (3) performance awards conditioned upon meeting performance objectives; (4) restricted stock; (5) other awards valued in whole or in part by reference to, or otherwise based on, Class B Common Stock, including awards of immediately vested and unrestricted Class B Common Stock; and (6) cash-based awards. In connection with any award, payment representing dividends or interest or their equivalent can be made to Stock Incentive Plan participants. The number of persons who held awards under the Stock Incentive Plan as of December 31, 2025 was approximately 390.
Term. The Stock Incentive Plan was adopted as of February 20, 1998, was most recently approved by the holder of the outstanding shares of the Class A Common Stock on January 7, 2022, and was most recently amended effective October 26, 2023 by the Board to make awards granted under the Stock Incentive Plan subject to Federated Hermes’ Incentive Compensation Recovery Policy to the extent it applies to such awards. On January 29, 2026, the Board further amended the Stock Incentive Plan as described in this Information Statement, and such amended Stock Incentive Plan is subject to further approval by the holder of the outstanding shares of the Class A Common Stock. The amended Stock Incentive Plan does not have a fixed expiration date but may be terminated by the Board at any time.
Shares Subject to Stock Incentive Plan. As of the date of this Information Statement, a total of 36,050,000 shares of Class B Common Stock may be issued under the Stock Incentive Plan. All of the shares are available for the grant of ISOs. No participant may receive awards in respect of more than 900,000 shares of Class B Common Stock in any fiscal year of Federated Hermes. The aggregate fair market value (determined on the date of the grant) of shares of Class B Common Stock with respect to which ISOs granted to a participant become exercisable for the first time in any single calendar year may not exceed $100,000. In addition, shares issued by Federated Hermes as a result of the assumption or substitution of outstanding grants of an acquired company or entity will not reduce the shares available for grant under the amended Stock Incentive Plan. The shares of stock deliverable under the amended Stock Incentive Plan may consist of authorized and unissued shares, treasury shares, or any combination thereof, and grants of shares may be issued to individuals under the amended Stock Incentive Plan or through an employee benefit trust. If any shares subject to any award are forfeited, or the award is otherwise terminated without issuance of shares or other consideration, the shares subject to such awards will again be available for grant under the amended Stock Incentive Plan. As of December 31, 2025, the closing price of a share of Class B Common Stock was $52.07.
Administration. The amended Stock Incentive Plan is administered by the Compensation Committee. The Compensation Committee has full authority to make awards under the amended Stock Incentive Plan, to determine the terms and conditions of such awards, and to interpret and make all other determinations affecting the amended Stock Incentive Plan, subject to the provisions of the amended Stock Incentive Plan and direction by the Board. The Compensation Committee may delegate some or all of its authority and responsibility under the amended Stock Incentive Plan. The Compensation Committee has delegated its full power and authority under the amended Stock Incentive Plan to the Chief Executive Officer with respect to all employees other than those subject to Section 16 of the Exchange Act. With respect to shares awarded to employees of FHL (or its subsidiaries), the Compensation Committee also has delegated its full power and authority under the amended Stock Incentive Plan to the trustee of the employee benefit trust established for the benefit of employees and the Chief Executive Officer of FHL with respect to all employees other than any subject to Section 16 of the Exchange Act. The Compensation Committee or the Board also may adopt sub-plans under the amended Stock Incentive Plan from time to time to address jurisdiction-specific requirements or provisions.
Stock Options. Options may be granted, from time to time, to participants determined by the Compensation Committee on such terms, not inconsistent with the amended Stock Incentive Plan, as the Compensation Committee may determine; provided, however, that, unless permitted by the Code, ISOs may not be granted to a participant who is an outside director. The exercise price per share of Class B Common Stock of stock options granted to a participant is determined by the Compensation Committee as of the date of grant; provided, however, that (i) in the case of ISOs granted to a participant who on the grant date is not a more than 10% shareholder of Federated Hermes “Ten Percent Holder”, such price shall not be less than 100% of the fair market value of a share of Class B Common Stock on the grant date, (ii) in the case of an ISO granted to a participant who on the grant date is a Ten Percent Holder, such price shall not be less than 110% of the fair market value of a share of Class B Common Stock on the grant date, and (iii) in the case of NSOs such price shall not be less than 85% of the fair market value of a share of Class B Common Stock on the grant date. The term of each such option, the time or times when it may be exercised, and the other applicable terms and conditions will be fixed by the Compensation Committee. Options may be exercised by payment of the purchase price in cash or, at the discretion of the Compensation Committee, in shares of Class B Common Stock having a fair market value on the date the option is exercised equal to the option exercise price or in such other manner as the Compensation Committee may approve. Federated Hermes does not currently issue ISOs to its executive officers or its other employees. As of December 31, 2025, no ISOs were outstanding under the Stock Incentive Plan.
Stock Appreciation Rights. A SAR may be granted in connection with an option or independent of an option. Upon exercise of a SAR, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right will be exercised over the grant price of the SAR. The grant price (which will not be less than 100% of the fair market value of the shares on the date of grant) and other terms of the SAR will be determined by the Compensation Committee. Payment by Federated Hermes upon such exercise will be in cash.
Performance Awards. Performance awards are grants of shares of Class B Common Stock. The Compensation Committee considers the attainment of performance objectives established by the Compensation Committee in connection with such grants and such other terms and conditions as the Compensation Committee shall determine. The performance awards are no longer subject to the attainment of any such performance objectives. In addition to other or different performance goals, objectives, terms and conditions that the Compensation Committee considers or determines, the performance goal for executive officer awards generally selected by the Compensation Committee is Operating Profits as defined in the Stock Incentive Plan. For this purpose, “Operating Profits” are defined, for the applicable period, as total revenue less distributions to non-controlling (minority) interests and less total expenses (including non-operating income/expenses and income taxes and excluding amortization of intangibles, impairment losses and debt expenses) as reflected in Federated Hermes’ audited or unaudited financial statements. Except as otherwise determined by the Compensation Committee, recipients of performance awards will not be required to provide consideration other than the rendering of services. Subject to the provisions of the applicable award agreement, during the performance period, dividends and other distributions with respect to shares covered by a performance award shall, in the discretion of the Compensation Committee, either be paid to the recipient or held in escrow by Federated Hermes and paid later.
Restricted Stock. Awards of shares subject to restrictions such as vesting and otherwise as the Compensation Committee may determine may be made from time to time to participants as selected by the Compensation Committee. Restricted stock may not be disposed of by the recipient until the lapse of certain restrictions established by the Compensation Committee. Upon termination of employment of the participant during the restriction period, all restricted stock not then vested will be forfeited, subject to such exceptions, if any, authorized by the Compensation Committee. Except as otherwise determined by the Compensation Committee, recipients of restricted stock are not required to provide consideration other than the rendering of services. Recipients will have, with respect to restricted stock, all of the rights of a shareholder of Federated Hermes including the right to receive any dividends to the extent permitted by applicable law, unless the Compensation Committee determines otherwise.

Other Stock-Based Awards. In order to enable Federated Hermes to respond quickly to significant legislative and regulatory developments and to trends in executive compensation practices, the Compensation Committee will also be authorized to grant to participants, either alone or in addition to other awards granted under the amended Stock Incentive Plan, awards of stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Class B Common Stock (other stock-based awards). Such awards can include awards of shares of Class B Common Stock without any terms or conditions such as an Award of immediately vested shares of Class B Common Stock. The Compensation Committee will determine the participants to whom other stock-based awards are to be made, the times at which such awards are to be made, the number of shares to be granted pursuant to such awards and all other conditions of such awards. The provisions of such awards need not be the same with respect to each recipient.
Cash-Based Awards. The amended Stock Incentive Plan provides the Compensation Committee the ability to grant cash-based awards. The Compensation Committee will determine the participants to whom cash-based awards are to be made, the time at which such awards are to be made, the amount to be granted pursuant to such awards, and all other terms and conditions of such awards. The provision of such awards need not be the same with regard to each recipient.
Nonassignability of Awards. The amended Stock Incentive Plan provides that no award granted under the Stock Incentive Plan may be sold, exchanged, assigned, transferred, pledged or otherwise encumbered by a participant except in limited circumstances as outlined in the amended Stock Incentive Plan. Notwithstanding anything to the contrary contained in the amended Stock Incentive Plan, an award may be transferred to a “family member” as defined in and pursuant to the terms and conditions set forth in Section A.1.a.5 of the General Instructions to Form S-8, and on such terms and conditions as may be determined by the Compensation Committee. Each award will be exercisable, during the participant’s lifetime, only by the participant, or if permissible under applicable law, by the participant’s agent, guardian or attorney-in-fact.
Adjustments. The amended Stock Incentive Plan provides that the aggregate number of shares of Class B Common Stock which may be awarded under the amended Stock Incentive Plan and the terms of outstanding awards shall be adjusted by the Compensation Committee to reflect a change in the capitalization of the Company including, but not limited to, a stock dividend or split, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, spin-off, spin-out or other distribution of assets to shareholders.
The Compensation Committee is authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or non-recurring events affecting Federated Hermes or its financial statements or changes in applicable laws, regulations or accounting principles; provided that no such adjustment shall impair the rights of any participant without such participant’s consent. The Compensation Committee will be able to correct any defect, supply any omission or reconcile any inconsistency in the amended Stock Incentive Plan or any award in the manner and to the extent it shall deem desirable to carry it into effect.
Special Forfeiture Rule. The Compensation Committee is authorized to impose additional forfeiture restrictions with respect to awards granted under the amended Stock Incentive Plan including, without limitation, provisions for forfeiture in the event a participant shall engage in competition with Federated Hermes or in any other circumstance the Compensation Committee may determine.
Federal Income Tax Consequences
The following is a general summary of the principal federal income tax consequences of certain awards under the amended Stock Incentive Plan as of the date of this Information Statement, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences. To the extent any awards under the amended Stock Incentive Plan are subject to Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). The amended Stock Incentive Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Code Section 401(a).
IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the Internal Revenue Service (IRS), be advised that any U.S. federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Code, or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein.
Nonqualified Stock Options and SARs. In general, an optionee will not recognize income at the time an NSO is granted. Rather, at the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. If the exercise price of an NSO is paid in whole or in part in shares of Class B Common Stock, the tax results to the optionee are (i) a tax-free exchange of previously-owned shares for an equivalent number of new shares and (ii) the realization of ordinary income in an amount equal to the fair market value on the date of exercise of any additional shares received in excess of the number exchanged. At the time of sale of shares acquired pursuant to the exercise of an NSO, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss). Federated Hermes is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the optionee. This deduction is allowed in Federated Hermes’ taxable year in which the income is included as compensation to the optionee. SARs are treated very similarly to nonqualified stock options for tax purposes. A participant receiving a SAR will not normally recognize any taxable income upon the grant of the SAR. Upon the exercise of the SAR, the participant will recognize compensation taxable as ordinary income equal to either: (i) the cash received upon the exercise or (ii) if Class B Common Stock is received upon the exercise of the stock appreciation right, the fair market value of the Class B Common Stock received. Federated Hermes is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the participant. This deduction is allowed in Federated Hermes’ taxable year in which the income is included as compensation to the participant.
Incentive Stock Options. Options issued under the amended Stock Incentive Plan and designated as ISOs are intended to qualify under Code Section 422. Under the provisions of Code Section 422 and the regulations promulgated thereunder, an optionee will not be required to recognize any income for federal income tax purposes at the time of grant of an ISO, nor is Federated Hermes entitled to any deduction. The exercise of an ISO also is not a taxable event, although the difference between the option price and the fair market value of the option stock on the date of exercise is an item of tax preference for purposes of the alternative minimum tax.
The taxation of gain or loss upon the sale of shares acquired upon exercise of an ISO depends, in part, on whether the stock is held for at least two years from the date the option was granted and at least one year from the date the stock was transferred to the optionee. If shares issued to an optionee upon the exercise of an ISO are not disposed of prior to satisfying the holding period requirements, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to satisfying the holding period requirements described above (a disqualifying disposition), the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the optionee recognizes ordinary income upon a disqualifying disposition, Federated Hermes generally will be entitled to a tax deduction in the same amount. This deduction is allowed in Federated Hermes’ taxable year in which the income is recognized by the optionee. Subject to certain exceptions for death or disability, if an optionee exercises an ISO more than three months after termination of employment, the exercise of the option will be taxed as the exercise of an NSO.
Performance Awards. A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance award, the participant will recognize ordinary income in an amount equal to the cash received or, if the performance award is payable in Class B Common Stock, the fair market value of the Common Stock received. When the participant recognizes ordinary income upon payment of a performance award, Federated Hermes will generally be entitled to a tax deduction in the same amount. This deduction is allowed in Federated Hermes’ taxable year in which the income is recognized by the participant.
Restricted Stock. Upon the grant of restricted stock, the participant will not normally recognize taxable income and Federated Hermes will not be allowed a tax deduction. Rather, on the dates when restricted stock vests, the participant will recognize ordinary income equal to the fair market value of the stock on that date (less the price paid, if any, for such stock). Alternatively, the participant may elect (commonly referred to as a Section 83(b) election), within 30 days after the grant of restricted stock, to recognize ordinary income at the time of the grant, in which event the amount of such ordinary income will be equal to the fair market value of the stock on the date of grant (less the price paid, if any, for such stock), even though the stock is not vested and remains subject to forfeiture. When the vesting and the forfeiture restrictions lapse, no additional income is includable in gross income at that time. Rather, subsequent appreciation in the value of the stock will be taxed as capital gain or loss upon the sale of such stock. If, however, the stock is forfeited prior to becoming vested or for failure to meet the performance measure event (if any), the tax paid in connection with making an 83(b) election is not directly recoverable. If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock prior to the dates the restricted stock vests will be treated as additional compensation that is taxable as ordinary income to the participant. In either event, at the time the participant recognizes income with respect to the restricted stock, Federated Hermes is generally entitled to a deduction in an equal amount.

Unrestricted Stock. The tax consequences of receiving unrestricted shares of Class B Common Stock pursuant to an award under the Amended Stock Incentive Plan is similar to receiving cash compensation. If the shares of Class B Common Stock are unrestricted (i.e., not subject to a substantial risk of forfeiture), the participant must recognize ordinary income equal to the fair market value of the Class B Common Stock received less any amount paid for such stock and Federated Hermes is generally entitled to a deduction in an equal amount. This deduction is allowed in Federated Hermes’ taxable year in which the income is recognized by the participant.
Compliance with Section 162(m); Consequences of Change of Control. It has been Federated Hermes’ intent that compensation payable pursuant to awards (other than awards of Restricted Stock which vest based solely on continued employment) to “covered employees” as such term is defined in Regulation 1.162-27(c)(2) promulgated under Section 162(m) of the Code, or any successor provision, qualify as “performance-based compensation” as defined in Regulation 1.162-27(e) under Section 162(m).
On December 22, 2017, Section 162(m) was amended by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”). For awards beginning in 2018, the Compensation Committee reviewed the 2017 Tax Act, as well as the terms of Federated Hermes’ Annual Incentive Plan and Stock Incentive Plan, and determined, based on management’s recommendation after consulting with tax counsel, that the achievement of the performance goal will not be a condition precedent for future awards, but instead will be a factor that the Committee can consider in determining whether the awards are earned. For taxable years beginning after December 31, 2017, among other changes, the 2017 Tax Act: (1) eliminated the exception for performance-based compensation under Section 162(m) of the Code, so all performance and non-performance based compensation paid to a covered employee that is greater than $1 million per year will be non-deductible; (2) expanded the definition of “covered employee” to include the principal financial officer (e.g., Chief Financial Officer) in addition to the principal executive officer (e.g., Chief Executive Officer) and the next three highest compensated officers; and (3) provided that an employee who qualifies as a “covered employee” at any time on or after January 1, 2017, will always remain a “covered employee” (even after termination of employment). These non-deductibility rules also apply to a covered employee’s beneficiary (e.g., payments made after termination of employment, including death). With these changes, any compensation (including performance-based compensation) in excess of $1 million that is paid to a covered employee will be non-deductible. As a result, the Committee took into consideration the fact that performance-based compensation arrangements can be structured without regard to the technical and prescription requirements of Code Section 162(m) and Treasury Regulation 1.162-27. For awards beginning in 2018, the Compensation Committee also determined, based upon management’s recommendation after consulting with tax counsel and after reviewing the 2017 Tax Act changes and the Annual Incentive Plan and Stock Incentive Plan, that it has the discretion, in appropriate circumstances, to increase, reduce or eliminate a bonus. None of the determinations that the Compensation Committee made upon considering the 2017 Tax Act were intended to modify or otherwise effect in any way any remuneration provided pursuant to a written binding contract in effect as of November 2, 2017. As a general matter, the changes to Code Section 162(m) effected by the 2017 Tax Act apply to taxable years beginning after December 31, 2017 (i.e., from January 1, 2018 forward); however, remuneration provided pursuant to a written binding contract in effect as of November 2, 2017, and which has not thereafter been modified in any material respect, can be grandfathered under the 2017 Tax Act and continue to be deductible (assuming compliance with other relevant requirements of former Code Section 162(m)). After consulting with Federated Hermes’ independent registered public accounting firm and tax counsel, management advised the Compensation Committee that based on Federated Hermes’ plans, agreements and practices, management believes that past performance-based compensation awards would be eligible to be grandfathered and continue to be deductible (absent additional guidance being promulgated that would result in a different conclusion).
If any provision of the Stock Incentive Plan or an award is later found to make compensation intended to be performance-based compensation ineligible for its intended treatment, the provision shall be deemed null and void, unless otherwise determined by the Committee.
In addition, if a change of control of Federated Hermes causes awards under the amended Stock Incentive Plan to accelerate vesting, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of Federated Hermes’ deductions under Code Section 280G.
Section 409A of the Code. Notwithstanding anything to the contrary contained in the amended Stock Incentive Plan or in any award agreement, if any award or benefit is subject to the provisions of Section 409A of the Code, the provisions of the amended Stock Incentive Plan and any applicable award agreement shall be administered, interpreted, and construed to comply with Section 409A of the Code or an exception hereto. Federated Hermes will not be liable to any participant (or other person) due to the failure of any award to satisfy the requirements of Section 409A of the Code.

Incentive Compensation Recovery. Awards granted under the Stock Incentive Plan will be subject to Federated Hermes’ Incentive Compensation Recovery Policy, and the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D to the Exchange Act, Rule 10D-1 under the Exchange Act, and Section 303A.14 of the NYSE Listed Company Manual, as well as any similar policy of Federated Hermes, law, regulation or listing standard regarding incentive compensation recovery, in each case as in effect from time to time and to the extent such policy, law, regulation or listing standard applies to an award under the Stock Incentive Plan in accordance with its terms.
New Plan Benefits
All awards to participants under the amended Stock Incentive Plan will be made at the discretion of the Compensation Committee (unless the Compensation Committee has delegated its authority as permitted under the plan with respect to participants other than those subject to Section 16 of the Exchange Act). Therefore, the benefits and amounts that will be received or allocated under the amended Stock Incentive Plan are not determinable at this time.

EXHIBIT A
FEDERATED HERMES, INC.
STOCK INCENTIVE PLAN
(Adopted as of February 20, 1998)
(Amended as of August 26, 1998)
(Amended as of August 31, 1998)
(Amended as of January 26, 1999)
(Amended as of May 17, 1999)
(Amended as of July 20, 1999)
(Amended as of January 29, 2002)
(Approved by Shareholders April 24, 2002)
(Amended as of February 5, 2004)
(Amended as of April 19, 2004)
(Amended as of April 27, 2006)
(Amended as of April 22, 2010)
(Amended as of April 28, 2011)
(Approved by Shareholders April 28, 2016)
(Amended and Approved by Shareholders as of April 26, 2018)
(Amended as of January 31, 2020)
(Amended and Approved by Shareholders as of January 7, 2022)
(Amended as of October 26, 2023)
(Amended and Approved by Shareholders as of April _, 2026)
1.    Purpose
The purpose of the Federated Hermes, Inc. Stock Incentive Plan (the “Plan”) is to:
(a)    Facilitate the assumption by Federated Hermes, Inc. (formerly Federated Investors, Inc.), as the surviving corporation of a merger with its parent corporation, Federated Investors, of certain stock incentive awards previously made by Federated Investors to its employees; and
(b)    Continue to promote the long-term growth and performance of Federated Hermes, Inc. and its affiliates and to attract and retain outstanding individuals by awarding directors, executive officers and key employees stock options, stock appreciation rights, performance awards, restricted stock and/or other stock-based awards.
2.    Definitions

The following definitions are applicable to the Plan:
“Award” means the grant of Options, SARs, Performance Awards, Restricted Stock or other stock-based award or cash-based award under the Plan.
“Board” means the Board of Directors of the Company.
“Board Committee” means the committee of the Board appointed in accordance with Section 4 to administer the Plan.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the Securities and Exchange Commission.
“Common Stock” means the Class B Common Stock of the Company, no par value per share.
“Company” means Federated Hermes, Inc., a Pennsylvania corporation, and its successors and assigns.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, on any date, the closing sale price of one share of Common Stock, as reported on the New York Stock Exchange or any national securities exchange on which the Common Stock is then listed or on The NASDAQ Stock Market’s National Market (“NNM”) if the Common Stock is then quoted thereon, as published in the Wall Street Journal or another newspaper of general circulation, as of such date or, if there were no sales reported as of such date, as of the last date preceding such date as of which a sale was reported. In the event that the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NNM, Fair Market Value shall be the closing bid price as reported by The NASDAQ Stock Market or The NASDAQ SmallCap Market (if applicable), or if no such prices shall have been so reported for such date, on the next preceding date for which such prices were so reported. In the event that the Common Stock is not listed on the New York Stock Exchange, a national securities exchange or NNM, and is not listed for quotation on The NASDAQ Stock Market or The NASDAQ SmallCap Market, Fair Market Value shall be determined in good faith by the Board Committee in its sole discretion, and for this purpose the Board Committee shall be entitled to rely on the opinion of a qualified appraisal firm with respect to such Fair Market Value, but the Board Committee shall in no event be obligated to obtain such an opinion in order to determine Fair Market Value.
“Grant Date” means the date on which the grant of an Option under Section 5.1 hereof or a SAR under Section 6.1 hereof becomes effective pursuant to the terms of the Stock Option Agreement or Stock Appreciation Rights Agreement, as the case may be, relating thereto.
“Incentive Stock Option” means an option to purchase shares of Common Stock designated as an incentive stock option and which complies with Section 422 of the Code.
“Non-Statutory Stock Option” means an option to purchase shares of Common Stock which is not an Incentive Stock Option.
“Offering” means the initial public offering of Class B Common Stock by United States and international underwriters.
“Option” means any option to purchase shares of Common Stock granted under Section 5.1 hereof.
“Option Price” means the purchase price of each share of Common Stock under an Option.
“Outside Director” means a member of the Board who is not an employee of the Company or any Subsidiary.
“Participant” means any Outside Director and any salaried employee of the Company and its affiliates designated by the Board Committee to receive an Award under the Plan.
Performance Award” means an Award of shares of Common Stock granted under Section 7.
“Performance Period” means the period of time established by the Board Committee for achievement of certain objectives under Section 7.1 hereof.
“Restriction Period” means the period of time specified in a Performance Share Award Agreement or a Restricted Stock Award Agreement, as the case may be, between the Participant and the Company during which the following conditions remain in effect: (i) certain restrictions on the sale or other disposition of shares of Common Stock awarded under the Plan, and (ii)

subject to the terms of the applicable agreement, a requirement of continued employment of the Participant in order to prevent forfeiture of the Award.
“Stock Appreciation Rights” or “SARs” means the right to receive a cash payment from the Company equal to the excess of the Fair Market Value of a stated number of shares of Common Stock at the exercise date over a fixed price for such shares.
“Subsidiary” means any corporation, business trust or partnership (other than the Company) in an unbroken chain of corporations, business trusts or partnerships beginning with the Company if each of the corporations, business trusts or partnerships (other than the last corporation, business trust or partnership in the chain) owns stock, beneficial interests or partnership interests possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations, business trusts or partnerships in the chain.
“Ten Percent Holder” means a person who owns (within the meaning of Section 424(d) of the Code) more than ten percent of the voting power of all classes of stock of the Company or of its parent corporation or Subsidiary.
3.    Shares Subject to Plan
3.1    Shares Reserved under the Plan. Subject to adjustment as provided in Section 3.2, the number of shares of Common Stock cumulatively available under the Plan shall equal ~~36~~41,050,000 shares. All of such authorized shares of Common Stock shall be available for the grant of Incentive Stock Options under the Plan. No Participant shall receive Awards in respect of more than 900,000 shares of Common Stock in any fiscal year of the Company. In addition, the aggregate Fair Market Value (determined on the Grant Date) of Common Stock with respect to which Incentive Stock Options granted a Participant become exercisable for the first time in any single calendar year shall not exceed $100,000. Any Common Stock issued by the Company through the assumption or substitution of outstanding grants from an acquired corporation or entity shall not reduce the shares available for grants under the Plan. Shares of Common Stock to be issued pursuant to the Plan may be authorized and unissued shares, treasury shares, shares held by the Company’s or a Subsidiary’s employee benefit trust or any combination thereof. Subject to Section 6.2 hereof, if any shares of Common Stock subject to an Award hereunder are forfeited or any such Award otherwise terminates without the issuance of such shares of Common Stock to a Participant, or if any shares of Common Stock are surrendered by a Participant in full or partial payment of the Option Price of an Option, such shares, to the extent of any such forfeiture, termination or surrender, shall again be available for grant under the Plan.
3.2    Adjustments. The aggregate number of shares of Common Stock which may be awarded under the Plan and the terms of outstanding Awards shall be adjusted by the Board Committee to reflect a change in the capitalization of the Company, including but not limited to, a stock dividend or split, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, spin-off, spin-out or other distribution of assets to shareholders.
3.3    Merger With Federated Investors. Notwithstanding the foregoing, the Company’s merger with Federated Investors and assumption of its outstanding stock incentive awards will not result in any adjustment to the number of shares available under the Plan and will reduce the number of shares available under this Plan accordingly. For purposes of this Plan, after the merger all such stock incentive awards shall be treated as Awards under this Plan, except that any Grant Date, Performance Period or Restricted Period shall relate back to the date on which the awards were made by Federated Investors.
4.    Administration of Plan
4.1    Administration by the Board Committee. The Plan shall be administered as follows.
(a)    Prior to an Offering, the Plan shall be administered by either the full Board or by the Board Committee if one is established by the Board. Prior to an Offering, any member of the Board may serve on the Board Committee.
(b)    After an Offering, the Plan shall be administered by the Board Committee, which shall consist of no fewer than two members of the Board who are (i) “Non-Employee Directors” for purposes of Rule 16b-3 of the Commission under the Exchange Act and (ii) to the extent required to ensure that awards under the Plan are exempt for purposes of Section 162(m) of the Code, “outside directors” for purposes of prior Section 162(m) or a successor provision; provided, however, that the Board Committee may delegate some or all of its authority and responsibility under the Plan with respect to Awards to Participants who are not subject to Section 16 of the Exchange Act to the Chief Executive Officer of the Company, one or more of its members or to one or more officers of the Company and/or its Subsidiaries or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under the Plan. In the event that, after an Offering, the Board does not have two members who qualify as “Non-Employee Directors” for purposes of Rule 16b-3, the Plan shall be administered by the full Board.
(c)    The Board Committee shall have authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to prescribe the form of any agreement or instrument executed in connection herewith, and to make all other determinations necessary or advisable for the administration of the Plan. All such interpretations, rules, regulations and determinations shall be conclusive and binding on all persons and for all purposes. In addition, the Board Committee or its designee shall have authority, without amending the Plan, to grant Awards hereunder to Participants who are foreign nationals or employed outside the United States or both, on terms and conditions different from those specified herein as may, in the sole judgment and discretion of the Board Committee or its designee, be necessary or desirable to further the purpose of the Plan.
(d)    In the event that the Board does not establish a Board Committee for any reason, any reference in this Plan to the Board Committee shall be deemed to refer to the full Board.
4.2    Designation of Participants. Participants shall be selected, from time to time, by the Board Committee, from the Outside Directors and from those executive officers and key employees of the Company and its affiliates who, in the opinion of the Board Committee, have the capacity to contribute materially to the continued growth and successful performance of the Company.
5.    Stock Options
5.1    Grants. Options may be granted, from time to time, to such Participants as may be selected by the Board Committee on such terms, not inconsistent with this Plan, as the Board Committee shall determine; provided, however, that, unless permitted by the Code, Incentive Stock Options may not be granted to a Participant who is an Outside Director. The Option Price shall be determined by the Board Committee effective on the Grant Date; provided, however, that (i) in the case of Incentive Stock Options granted to a Participant who on the Grant Date is not a Ten Percent Holder, such price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date, (ii) in the case of an Incentive Stock Option granted to a Participant who on the Grant Date is a Ten Percent Holder, such price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock on the Grant Date, and (iii) in the case of Non-Statutory Stock Options, such price shall be not less than eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Grant Date. The number of shares of Common Stock subject to each Option granted to each Participant, the terms of each Option, and any other terms and conditions of an Option granted hereunder shall be determined by the Board Committee, in its sole discretion, effective on the Grant Date; provided, however, that no Incentive Stock Option shall be exercisable any later than ten (10) years from the Grant Date. Each Option shall be evidenced by a Stock Option Agreement between the Participant and the Company which shall specify the type of Option granted, the Option Price, the term of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which the Option becomes exercisable and such other terms and conditions as the Board Committee shall determine.
5.2    Payment of Option Price. No shares of Common Stock shall be issued upon exercise of an Option until full payment of the Option Price therefor by the Participant. Upon exercise, the Option Price may be paid in cash, and, subject to approval by the Board Committee, in shares of Common Stock having a Fair Market Value equal to the Option Price, or in any combination thereof, or in any other manner approved by the Board Committee.
5.3    Rights as Shareholders. Participants shall not have any of the rights of a shareholder with respect to any shares subject to an Option until such shares have been issued upon the proper exercise of such Option.
5.4    Transferability of Options. Options granted under the Plan may not be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of except by will or by the laws of descent and distribution; provided, however, that, if authorized in the applicable Award agreement, a Participant may make one or more gifts of Options granted hereunder to members of the Participant’s immediate family or trusts or partnerships for the benefit of such family members. All Options granted to a Participant under the Plan shall be exercisable during the lifetime of such Participant only by such Participant, such Participant’s agent, guardian or attorney-in-fact; provided, however, that all Options transferred in a manner consistent with the terms of an Award agreement may be exercised by the transferee.
5.5    Termination of Employment/Directorship. If a Participant ceases to be an employee of either the Company or of any of its affiliates, any Options granted hereunder to such Participant as an employee shall be exercisable in accordance with the Stock Option Agreement between the Participant and the Company. If a Participant ceases to be an Outside Director, any

Options granted hereunder to such Participant as an Outside Director shall be exercisable in accordance with the Stock Option Agreement between the Participant and the Company.
5.6    Designation of Incentive Stock Options. Except as otherwise expressly provided in the Plan, the Board Committee may, at the time of the grant of an Option, designate such Option as an Incentive Stock Option under Section 422 of the Code.
5.7    Certain Incentive Stock Option Terms. In the case of any grant of an Incentive Stock Option, whenever possible, each provision in the Plan and in any related agreement shall be interpreted in such a manner as to entitle the Option holder to the tax treatment afforded by Section 422 of the Code, and if any provision of this Plan or such agreement shall be held not to comply with requirements necessary to entitle such Option to such tax treatment, then (i) such provision shall be deemed to have contained from the outset such language as shall be necessary to entitle the Option to the tax treatment afforded under Section 422 of the Code, and (ii) all other provisions of this Plan and the agreement relating to such Option shall remain in full force and effect. If any agreement covering an Option designated by the Board Committee to be an Incentive Stock Option under this Plan shall not explicitly include any terms required to entitle such Incentive Stock Option to the tax treatment afforded by Section 422 of the Code, all such terms shall be deemed implicit in the designation of such Option and the Option shall be deemed to have been granted subject to all such terms.
6.    Stock Appreciation Rights
6.1    Grants. Stock Appreciation Rights may be granted, from time to time, to such Participants as may be selected by the Board Committee. SARs may be granted at the discretion of the Board Committee either (i) in connection with an Option, or (ii) independent of an Option. The price from which appreciation shall be computed shall be established by the Board Committee at the Grant Date; provided, however, that such price shall not be less than one-hundred percent (100%) of the Fair Market Value of the number of shares of Common Stock subject of the grant on the Grant Date. In the event the SAR is granted in connection with an Option, the fixed price from which appreciation shall be computed shall be the Option Price. Each grant of a SAR shall be evidenced by a Stock Appreciation Rights Agreement between the Participant and the Company which shall specify the type of SAR granted, the number of SARs, the conditions upon which the SARs vest and such other terms and conditions as the Board Committee shall determine.
6.2    Exercise of SARs. SARs may be exercised upon such terms and conditions as the Board Committee shall determine; provided, however, that SARs granted in connection with Options may be exercised only to the extent the related Options are then exercisable. Notwithstanding Section 3.1 hereof, upon exercise of a SAR granted in connection with an Option as to all or some of the shares subject of such Award, the related Option shall be automatically canceled to the extent of the number of shares subject of the exercise, and such shares shall no longer be available for grant hereunder. Conversely, if the related Option is exercised as to some or all of the shares subject of such Award, the related SAR shall automatically be canceled to the extent of the number of shares of the exercise, and such shares shall no longer be available for grant hereunder.
6.3    Payment of Exercise. Upon exercise of a SAR, the holder shall be paid in cash the excess of the Fair Market Value of the number of shares subject of the exercise over the fixed price, which in the case of a SAR granted in connection with an Option shall be the Option Price for such, shares.
6.4    Rights of Shareholders. Participants shall not have any of the rights of a shareholder with respect to any Options granted in connection with a SAR until shares have been issued upon the proper exercise of an Option.
6.5    Transferability of SARs. SARs granted under the Plan may not be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of except by will or by the laws of descent and distribution. All SARs granted to a Participant under the Plan shall be exercisable during the lifetime of such Participant only by such Participant, such Participant’s agent, guardian, or attorney-in-fact.
6.6    Termination of Employment/Directorship. If a Participant ceases to be an employee of either the Company or of any of its affiliates, any SARs granted hereunder to such Participant as an employee shall be exercisable in accordance with the Stock Appreciation Rights Agreement between the Participant and the Company. If a Participant ceases to be an Outside Director, any SARs granted hereunder to such Participant as an Outside Director shall be exercisable in accordance with the Stock Appreciation Rights Agreement between the Participant and the Company.
7.    Performance Awards
7.1    Awards. Awards of shares of Common Stock may be made, from time to time, to such Participants as may be selected by the Board Committee. Such shares shall be delivered to the Participant only upon (i) achievement of such corporate, sector, division, individual or any other objectives or criteria during the Performance Period as shall be established by the Board

Committee, and (ii) the expiration of the Restriction Period. Except as provided in the Performance Share Award Agreement between the Participant and the Company, shares subject to such Awards under this Section 7.1 shall be released to the Participant only after the expiration of the relevant Restriction Period. Each Award under this Section 7.1 shall be evidenced by a Performance Share Award Agreement between the Participant and the Company which shall specify the applicable performance objectives, the Performance Period, the Restriction Period, any forfeiture conditions and such other terms and conditions as the Board Committee shall determine.
7.2    Stock Certificates. Upon an Award of shares of Common Stock under Section 7.1 of the Plan, the Company shall issue a certificate registered in the name of the Participant bearing the following legend and any other legend required by any federal or state securities laws or by the Pennsylvania Business Corporation Law:
“The sale or other transfer of the shares of stock represented by this certificate is subject to certain restrictions set forth in the Federated Hermes, Inc. Stock Incentive Plan, administrative rules adopted pursuant to such Plan and a Performance Share Award Agreement between the registered owner and Federated Hermes, Inc. A copy of the Plan, such rules and such Agreement may be obtained from the Secretary of Federated Hermes, Inc.”
Unless otherwise provided in the Performance Share Award Agreement between the Participant and the Company, such certificates shall be retained by the Company until the expiration of the Restriction Period. Upon the expiration of the Restriction Period, the Company shall (i) cause the removal of the legend from the certificates for such shares as to which a Participant is entitled in accordance with the Performance Share Award Agreement between the Participant and the Company and (ii) release such shares to the custody of the Participant.
7.3    Rights as Shareholders. Subject to the provisions of the Performance Share Award Agreement between the Participant and the Company, during the Performance Period, dividends and other distributions paid with respect to all shares awarded thereto under Section 7.1 hereof shall, in the discretion of the Board Committee, either be paid to Participants or held in escrow by the Company and paid to Participants only at such time and to such extent as the related Performance Award is earned. During the period between the completion of the Performance Period and the expiration of the Restriction Period, Participants shall be entitled to receive dividends and other distributions only as to the number of shares determined in accordance with the Performance Share Award Agreement between the Participant and the Company.
7.4    Transferability of Shares. Certificates evidencing the shares of Common Stock awarded under the Plan shall not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise disposed of until the expiration of the Restriction Period.
7.5    Termination of Employment/Directorship. If a Participant ceases to be an employee of either the Company or of any of its affiliates, the number of shares, if any, to which the Participant shall be entitled pursuant to any Award granted to such Participant as an employee under this Section 7 shall be determined in accordance with the Performance Share Award Agreement between the Participant and the Company. If a Participant ceases to be an Outside Director, the number of shares, if any, to which the Participant shall be entitled pursuant to any Award granted to such Participant as an Outside Director under this Section 7 shall be determined in accordance with the Performance Share Award Agreement between the Participant and the Company.
7.6    Transfer of Employment. If a Participant transfers employment from one business unit of the Company or any of its affiliates to another business unit during a Performance Period, such Participant shall be eligible to receive such number of shares of Common Stock as the Board Committee may determine based upon such factors as the Board Committee in its sole discretion may deem appropriate.
8.    Restricted Stock Awards
8.1    Awards. Awards of shares of Common Stock subject to such restrictions as to vesting and otherwise as the Board Committee shall determine, may be made, from time to time, to Participants as may be selected by the Board Committee. The Board Committee may in its sole discretion at the time of the Award or at any time thereafter provide for the early vesting of such Award prior to the expiration of the Restriction Period. Each Award under this Section 8.1 shall be evidenced by a Restricted Stock Award Agreement between the Participant and the Company which shall specify the vesting schedule, any rights of acceleration, any forfeiture conditions, and such other terms and conditions as the Board Committee shall determine.
8.2    Stock Certificates. Upon an Award of shares of Common Stock under Section 8.1 of the Plan, the Company may issue a certificate registered in the name of the Participant bearing the following legend and any other legend required by any federal or state securities laws or by the Pennsylvania Business Corporation Law.

“The sale or other transfer of the shares of stock represented by this certificate is subject to certain restrictions set forth in the Federated Hermes, Inc. Stock Incentive Plan, administrative rules adopted pursuant to such Plan and a Restricted Stock Award Agreement between the registered owner and Federated Hermes, Inc. A copy of the Plan, such rules and such agreement may be obtained from the Secretary of Federated Hermes, Inc.”
Unless otherwise provided in the Restricted Stock Award Agreement between the Participant and the Company, such certificates shall be retained in custody by the Company until the expiration of the Restriction Period. Upon the expiration of the Restriction Period, the Company shall (i) cause the removal of the legend from the certificates for such shares as to which a Participant is entitled in accordance with the Restricted Stock Award Agreement between the Participant and the Company and (ii) release such shares to the custody of the Participant.
8.3    Rights as Shareholders. During the Restriction Period, Participants shall be entitled to receive dividends and other distributions paid with respect to all shares awarded thereto under Section 8.1 hereof.
8.4    Transferability of Shares. Certificates evidencing the shares of Common Stock awarded under the Plan shall not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise disposed of until the expiration of the Restriction Period.
8.5    Termination of Employment/Directorship. If a Participant ceases to be an employee of either the Company or of any of its affiliates, the number of shares, if any, to which the Participant shall be entitled pursuant to any Award granted to such Participant as an employee under this Section 8 shall be determined in accordance with the Restricted Stock Award Agreement between the Participant and the Company. If a Participant ceases to be an Outside Director, the number of shares, if any, to which the Participant shall be entitled pursuant to any Award granted to such Participant as an Outside Director under this Section 8 shall be determined in accordance with the Restricted Stock Award Agreement between the Participant and the Company. All remaining shares as to which restrictions apply at the date of termination of employment shall be forfeited subject to such exceptions, if any, authorized by the Board Committee.
9.    Other Stock-Based Awards
Awards of shares of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, may be made, from time to time, to Participants as may be selected by the Board Committee. Such Awards may be made alone or in addition to or in connection with any other Award hereunder. The Board Committee may in its sole discretion determine the terms and conditions, if any, of any such Award. Each such Award, other than an Award of shares of Common Stock without any terms or conditions such as an Award of immediately-vested shares of Common Stock, shall be evidenced by an agreement between the Participant and the Company which shall specify the number of shares of Common Stock subject of the Award, any consideration therefor, any vesting or performance requirements and such other terms and conditions as the Board Committee shall determine.
10.    Reserved
11.    Amendment or Termination of Plan
The Board may amend, suspend or terminate the Plan or any part thereof from time to time, provided that no change may be made which would impair the rights of a Participant to whom shares of Common Stock have theretofore been awarded without the consent of said Participant.
12.    Miscellaneous
12.1    Rights of Employees. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any affiliate to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continued employment with the Company or any affiliate.
12.2    Tax Withholding. The Company shall have the authority to withhold, or to require a Participant to remit to the Company, prior to issuance or delivery of any shares or cash hereunder, an amount sufficient to satisfy federal, state and a local tax withholding requirements associated with any Award. In addition, the Company may, in its sole discretion, permit a Participant to satisfy any tax withholding requirements, in whole or in part, by (i) delivering to the Company shares of Common Stock held by such Participant having a Fair Market Value equal to the amount of the tax; (ii) directing the Company to retain shares of Common stock otherwise issuable to the Participant under the Plan; or (iii) any other method approved by the Board Committee.

12.3    Status of Awards. Awards hereunder shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or affiliate and shall not affect any benefits under any other benefit plan now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation.
12.4    Waiver of Restrictions. The Board Committee may, in its sole discretion, based on such factors as the Board Committee may deem appropriate, waive in whole or in part, any remaining restrictions or vesting requirements in connection with any Award hereunder.
12.5    Adjustment of Awards. Subject to Section 11, the Board Committee shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles; provided however, that no such adjustment shall impair the rights of any Participant without such Participant’s consent. The Board Committee may also make Awards hereunder in replacement of, or as alternatives to, Awards previously granted to Participants, including without limitation, previously granted Options having higher Option Prices and grants or rights under any other plan of the Company or of any acquired entity. The Board Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Board Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.
12.6    Consideration for Awards. Except as otherwise required in any applicable agreement or by the terms of the Plan, Participants under the Plan shall not be required to make any payment or provide consideration for an Award other than the rendering of services.
12.7    Special Forfeiture Rule. Notwithstanding any other provision of this Plan to the contrary, the Board Committee shall be authorized to impose additional forfeiture restrictions with respect to Awards granted under the Plan, including, without limitation, provisions for forfeiture in the event the Participant shall engage in competition with the Company or in any other circumstance the Board Committee may determine.
12.8    Effective Date and Term of Plan. The Plan shall be effective as of the date it is approved by the Board, subject to the approval thereof by the shareholders of the Company. Unless terminated under the provisions of Section 11 hereof, the Plan shall continue in effect indefinitely; provided, however, that no Incentive Stock Options shall be granted after the tenth anniversary of the effective date of the Plan.
12.9    Compliance with Section 162(m). To the extent available or applicable, compensation payable pursuant to Awards (other than Awards of Restricted Stock which vest based solely on continued employment) to “covered employees” as such term is defined in any relevant regulations promulgated under Section 162(m) of the Code, or any successor provision (“Section 162(m)”), can qualify as “performance-based compensation” as defined in any relevant regulations under Section 162(m) or any successor provision. If any provision of this Plan or an Award is later found to make compensation intended to be performance-based compensation ineligible for any such available or applicable treatment, the provision shall be deemed null and void, unless otherwise determined by a committee of the Board comprised solely of “outside directors” as such term is defined under prior Regulation 1.162-27(e)(3) under Section 162(m) or any successor provision.
12.10    Transferability of Awards. Notwithstanding anything to the contrary contained in this Plan, any Award may be transferred to a “family member” as defined in and pursuant to the terms and conditions set forth in Section A.1.a.5 of the General Instructions to Form S-8 promulgated under the Securities Act of 1933, as amended, as such provision may be amended from time to time, on such terms and conditions as may be determined by the Board Committee.
12.11    Compliance with Laws. Notwithstanding anything to the contrary contained in this Plan or in any Award agreement, each Award shall be subject to the requirement, if at any time the Board Committee shall determine, in its sole discretion, that such requirement shall apply, that the listing, registration or qualification of any Award under this Plan, or of the Common Stock, or property or other forms of payment issuable pursuant to any Award under this Plan, on any stock exchange or other market quotation system or under any federal or state law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the exercise or settlement thereof, such Award shall not be granted, exercised or settled, in whole or in part, until such listing, registration, qualification, consent or approval shall have been effected, obtained and maintained free of any conditions not acceptable to the Board Committee. Notwithstanding anything to the contrary contained in this Plan or in any Award agreement, no shares of Common Stock or property or other forms of payment shall be issued under this Plan with respect to any Award unless the Board Committee shall be satisfied that such issuance will be in compliance with applicable laws and any applicable rules of any stock exchange or other market quotation system on which such shares of Common Stock are listed. If the Board Committee determines that the exercise of any Option or Stock Appreciation Right would fail to comply with any applicable law or any applicable rules of any stock exchange or other market quotation system on which the shares of Common Stock are listed, the Participant holding such Option or Stock Appreciation Right shall have no right to exercise such Option or Stock Appreciation Right until such time as the Board Committee shall have determined that such exercise will not violate any applicable law or any such applicable rule, provided that such Option or Stock Appreciation Right shall not have expired prior to such time.
12.12    Section 409A. Notwithstanding any provision of the Plan or an Award agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A of the Code, the provisions of the Plan and any applicable Award agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). In no event shall any member of the Board, the Board Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of an Award to satisfy the requirements of Section 409A of the Code.
12.13    Incentive Compensation Recovery. An Award granted under the Plan will be subject to the Company’s Incentive Compensation Recovery Policy, and the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D to the Exchange Act, Rule 10D-1 under the Exchange Act, and Section 303A.14 of the NYSE Listed Company Manual, as well as any similar policy of the Company, law, regulation or listing standard regarding incentive compensation recovery, in each case as in effect from time to time and to the extent such policy, law, regulation or listing standard applies to the Award in accordance with its terms.
Share numbers adjusted for stock splits as of April 19, 2004.
Shares reserved for issuance reflect April 2006, April 2011, April 2018 ~~and~~, January 2022 and April 2026 increases.
SHAREHOLDERS SHARING THE SAME ADDRESS
Federated Hermes has adopted a procedure called “householding”, which has been approved by the SEC. Under this procedure, Federated Hermes will deliver only one copy of its 2025 Annual Report and this Information Statement to multiple Shareholders who share the same address and last name unless contrary instructions have been received from an affected Shareholder. Federated Hermes will promptly deliver upon written or oral request a separate copy of the 2025 Annual Report and this Information Statement to any Shareholder at a shared address to which a single copy of either document was delivered. To receive a separate copy of the 2025 Annual Report or this Information Statement, please contact: Corporate Communications, Federated Hermes, Inc., 1001 Liberty Avenue, Pittsburgh, PA 15222-3779 or call 1-800-341-7400.
If you are a Shareholder, share an address and last name with one or more other Shareholders and would like to revoke your householding consent, or you are a Shareholder and are eligible for householding and would like to participate in householding, please contact: Broadridge, ATTN: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call 1-866-540-7095.

Federated Hermes, Inc.
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
1-800-341-7400
FederatedHermes.com/us